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As filed with the Securities and Exchange Commission on January 26, 2010
Registration No. 333-163704
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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
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Amendment No. 1

to
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FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMARIN CORPORATION PLC
(Exact name of Registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

First Floor, Block 3, The Oval
Shelbourne Road, Ballsbridge
Dublin 4, Ireland
+353 1 6699 020
(Address and telephone number of Registrant’s principal executive offices)

Mr. Donald J. Puglisi
Managing Director
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware  19711
1-302-738-6680
(Name, address, and telephone number of agent for service)

Please send copies of all communications to:

William M. Hartnett, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
1-212-701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum aggregate price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Ordinary Shares, par value £0.50 per share(1)	119,512,556 shares	$1.23	$147,000,444	$8,202.62

(1)           The Ordinary Shares will be represented by American Depositary Shares (“ADSs”), each of which currently represents one Ordinary Share.  A separate Registration Statement on Form F-6 (Registration No. 333-147660) has been filed for the registration of ADSs issuable upon deposit of the Ordinary Shares.

(2)           Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the ADSs on the Nasdaq Capital Market on December 9, 2009.

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(4)           The filing fee was paid with the initial filing of the registration statement on December 14, 2009.
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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell the securities offered hereby until the registration statement filed with the Securities and Exchange Commission has been declared effective.  This prospectus is not an offer to sell these securities nor is it a solicitation of an offer to buy these securities in any state where the offer and sale is not permitted.

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Subject to Completion dated January 26, 2010.
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PROSPECTUS

119,512,556 Ordinary Shares

AMARIN CORPORATION PLC

From time to time, the selling shareholders named in this prospectus or their transferees, pledgees, donees or other successors in interest, may offer an aggregate of 119,512,556 of our ordinary shares, par value £0.50 per share (“Ordinary Shares”), each represented by one American Depositary Share, or ADS, of Amarin Corporation plc.  The selling shareholders are identified in the table commencing on page 39.  The shares held by these selling shareholders are being registered hereunder in accordance with previously disclosed agreements between the Company and these shareholders. No shares are being registered hereunder for sale by the Company and, therefore, the Company will not receive any proceeds from the sale of securities under this prospectus, although we may receive proceeds from the exercise of warrants in respect of which certain of the Ordinary Shares registered hereby are issuable.

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Our ADSs are listed on the Nasdaq Capital Market, the principal trading market for our securities, under the symbol “AMRN”.  On January 25, 2010, the closing sale price for our ADSs, each representing one Ordinary Share, on the Nasdaq Capital Market was $1.48 per ADS.

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The ADSs beneficially owned by the selling shareholders may be offered for sale from time to time by the selling shareholders directly or in negotiated transactions or otherwise at fixed prices, at prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.  In addition, the selling shareholders may from time to time effect sales of ADSs representing Ordinary Shares in one or more types of transactions on the Nasdaq Capital Market. No representation is made that any ADS will or will not be offered for sale.  We will not receive any proceeds from the sale by the selling shareholders of Ordinary Shares or ADSs.

INVESTING IN THE SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Amarin Corporation plc
First Floor, Block 3, The Oval
Shelbourne Road, Ballsbridge
Dublin 4, Ireland
+353 1 6699 020

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The date of this prospectus is January 26, 2010
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TABLE OF CONTENTS

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-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (or the “SEC”) using a “shelf” registration process.  Under this process, the selling shareholders listed in the table commencing on page 39 may, from time to time, sell the offered securities described in this prospectus in one or more offerings, up to a total of 119,512,556 Ordinary Shares.  The shares held by these selling shareholders are being registered hereunder in accordance with previously disclosed agreements between the Company and these shareholders. No shares are being registered hereunder for sale by the Company.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation regarding any of the securities offered hereby.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front of the document or that any information we have incorporated by reference is correct as of any date other than the date of the document incorporated by reference, even though this prospectus is delivered and securities are sold on another date.

This prospectus does not contain all of the information included in the registration statement and the exhibits thereto.  This prospectus includes statements that summarize the contents of contracts and other documents that are filed as exhibits to the registration statement.  These statements do not necessarily describe the full contents of such documents, and you should refer to those documents for a complete description of these matters.  It is important for you to read and consider all information contained in this prospectus and any prospectus supplement, including the documents referred to in the section entitled “Incorporation by Reference,” together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, “Amarin,” “Company,” “Group,” “we,” “us” and “our” refer to Amarin Corporation plc and its consolidated subsidiaries.  References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States, and references to “pounds sterling,” “GBP£” or “£” are to the lawful currency of the United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

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We file reports, including annual reports on Form 20-F and material information required to be made public on Form 6-K, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.  You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement of which this prospectus is a part, and other public filings with the SEC, are also available on the website maintained by the SEC at http://www.sec.gov.

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We provide Citibank N.A., as depositary under the deposit agreement between us, the depositary and registered holders of the ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with International Financial Reporting Standards, or IFRS.  Upon receipt of these reports, the depositary is obligated to promptly mail them to all record holders of ADSs.  We also furnish to the depositary all notices of meetings of holders of Ordinary Shares and other reports and communications that are made generally available to holders of Ordinary Shares.  The depositary has undertaken in the deposit agreement to mail to all holders of ADSs a notice containing the information contained in any notice of a shareholders’ meeting received by the depositary, or a summary of such information.  The depositary has also undertaken in the deposit agreement to make available to all holders of ADSs such notices and all other reports and communications received by the depositary in the same manner as we make them available to holders of Ordinary Shares.

INCORPORATION BY REFERENCE

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The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and we may subsequently file with the SEC certain supplements or amendments hereto which update and supersede such information.  We incorporate by reference the following documents:

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(i)	our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed on October 22, 2009, as amended by Amendment No. 1 thereto on Form 20–F/A filed on December 4, 2009; and

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(ii)
our reports on Form 6-K filed on February 3, 2009, March 11, 2009, April 8, 2009, May 6, 2009, May 15, 2009, May 26, 2009, June 8, 2009, June 10, 2009, July 1, 2009, July 8, 2009, July 9, 2009, July 22, 2009, August 3, 2009, September 3, 2009, September 4, 2009, October 1, 2009, October 5, 2009, October 13, 2009, October 19, 2009, November 6, 2009, November 23, 2009, December 2, 2009, December 14, 2009, December 21, 2009 and January 11, 2010.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents.  Requests for such copies should be directed to Amarin Corporation plc, First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attention: Company Secretary, telephone: +353 1 6699 020, email: investor.relations@ amarincorp.com.  Our website address is http://www.amarincorp.com and the incorporated reports and other documents may be accessed at http://www.amarincorp.com/investor_relations/sec_filings.441.html.  Other information on, or accessible through, our website is not intended to be part of this prospectus.

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You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents.  Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  These forward-looking statements relate, among other things, to our future capital needs, our ability to acquire or develop additional marketable products, acceptance of our products by prescribers and end-users, competitive factors, and our marketing and sales plans.  In addition, we may make forward-looking statements in future filings with the SEC and in written material, press releases and oral statements issued by or on behalf of us.  Forward-looking statements include statements regarding our intent, belief or current expectations or those of our management regarding various matters, including statements that include forward-looking terminology such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues,” or similar expressions.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the factors described in the “Risk Factors” section beginning on page 5.  Some, but not all, of these factors are Amarin’s ability to maintain sufficient cash and other liquid resources to meet its operating and any debt service requirements; the success of Amarin’s research and development activities; decisions by regulatory authorities regarding whether and when to approve Amarin’s drug applications, as well as their decisions regarding labelling and other matters that could affect the commercial potential of Amarin’s products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; whether and when Amarin will be able to enter into and consummate strategic collaborations with respect to its products or product candidates on acceptable terms; the success with which developed products may be commercialized; competitive developments affecting Amarin’s products or product candidates, including generic and branded competition; the effect of possible domestic and foreign legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare in the United States, and involuntary approval of prescription medicines for over-the-counter use and the trend toward managed care and health care cost containment; Amarin’s ability to protect its patents and other intellectual property; claims and concerns that may arise regarding the safety or efficacy of Amarin’s products or product candidates; governmental laws and regulations affecting Amarin’s operations, including those affecting taxation; risks relating to the Company’s ability to maintain its Nasdaq listing; general changes in International Financial Reporting Standards; and growth in costs and expenses.  This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

All forward-looking statements in this prospectus are based on information available to us on the date hereof.  We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons.  Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

COMPANY INFORMATION

Our Company

We are a clinical-stage biopharmaceutical company with a focus on cardiovascular disease.  Our cardiovascular disease programs capitalize on our expertise in the field of lipid science and the known therapeutic benefits of essential fatty acids in cardiovascular disease.  We are currently focusing our efforts on our lead candidate, AMR101, a prescription grade Omega-3 fatty acid, comprising not less than 96% ultra pure ethyl ester of eicosapentaenoic acid.

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AMR101 is being progressed to Phase III clinical trials for the treatment of very high triglycerides in patients with hypertriglyceridemia, the MARINE Study, and for the treatment of high triglycerides in patients with mixed dyslipidemia, the ANCHOR Study.  Both of these Phase III clinical trials are designed under Special Protocol Assessment (“SPA”) agreements with the U.S. Food and Drug Administration.  On January 11, 2010, the Company announced that first patients were enrolled in the MARINE and ANCHOR Studies.

On October 16, 2009, the Company completed a private placement resulting in gross proceeds to the Company of $70.0 million.  These funds, net of debt repayment, are being directed at financing the Company’s operations, including its Phase III clinical trials.  More recently, the Company announced that it has contracted with Medpace, Inc., a contract research organization, to help execute the cardiovascular Phase III clinical trials and announced that it is no longer pursuing development of AMR101 for Huntington’s disease.  Studies performed to date for AMR101 demonstrate that AMR101 has a very good safety and tolerability profile.  Over 900 patients have received AMR101 in these studies, the focus of which was Huntington’s disease, with over 100 receiving continuous treatment for a year or more.

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AMR101 is believed to have an impact on a number of biological factors in the body such as anti-inflammatory mechanisms, cell membrane composition and plasticity, triglyceride levels and regulation of glucose metabolism.

The Company’s cardiovascular pipeline also includes potential next generation product candidates currently under evaluation for preclinical development.

We also have a range of clinical and preclinical stage compounds to treat central nervous system (CNS) disorders, all of which are available for partnering.

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As of December 31, 2009, our unaudited cash balance was approximately $52 million and all of our debt had been repaid.

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For more information regarding our business, including our history and development, our pipeline of drug candidates and our collaboration efforts, please refer to our Annual Report on Form 20-F filed on October 22, 2009.

Clinical Cardiovascular-Focused Phase III Clinical Trial Design

The Company’s intends to run its two Phase III clinical trials concurrently.  Although the trials are to be run concurrently, both of the trials are separate registration trials seeking to demonstrate safety and efficacy for different indications.

The MARINE Study (also known as Study 16) is a multi-center, placebo-controlled, randomized, double-blind, 12-week study to evaluate the efficacy and safety of 2 grams and 4 grams of AMR101 in patients with fasting triglyceride levels of ≥500 mg/dL.  The primary endpoint in the trial is the percentage change in triglyceride level from baseline to week 12.  Following completion of the 12-week double-blind treatment period, patients will be eligible to enter a 40-week, open-label, extension period.  The Company’s Special Protocol Assessment agreement with the U.S. FDA indicates that this extension period does not have to be completed in order to support the Company’s New Drug Application (“NDA”).

The ANCHOR Study (also known as Study 17) is a multi-center, placebo-controlled, randomized, double-blind, 12-week study to evaluate the efficacy and safety of 2 grams and 4 grams of AMR101 in patients with high triglyceride levels of ≥200 mg/dL and <500 mg/dL who are on statin therapy.  The primary endpoint in the trial is the percentage change in triglyceride level from baseline to week 12.  In order to seek approval for the treatment of high triglycerides in patients with mixed dyslipidemia indication, a follow-on outcome study is required to be substantially underway prior to the NDA submission.  However, the results of this outcome study are not required for approval of this indication.

The Company currently anticipates submitting NDA’s for both indications prior to the end of 2012.

Corporation Information

Amarin Corporation plc (formerly Ethical Holdings plc) is a public limited company listed in the U.S. on the Nasdaq Capital Market.  Amarin was originally incorporated in England as a private limited company on March 1, 1989 under the Companies Act 1985, and re-registered in England as a public limited company on March 19, 1993.

Our registered office is located at 110 Cannon Street, London, EC4N 6AR, England.  Our principal executive offices are located at First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland and our telephone number is +353−1−6699−010.  The directors are responsible for the maintenance and integrity of our website, www.amarincorp.com.  Our principal research and development facilities are located at 12 Roosevelt Avenue, Mystic, Connecticut 06355, USA.

RISK FACTORS

You should carefully consider the risks and the information about our business described below, together with all of the other information included or incorporated in this prospectus and any prospectus supplement, before buying securities in this offering.  You should not interpret the order in which these considerations are presented as an indication of their relative importance to you.  The risks and uncertainties described below are not the only ones that we face.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.  If any of the risks and uncertainties mentioned in the risk factors develops into actual events, our business, financial condition and results of operations could be materially and adversely affected, and the trading price of our ADSs and Ordinary Shares could decline.

We have a history of losses, and we may not be able to attain profitability in the foreseeable future.

We have not been profitable in four of the last five fiscal years.  For the fiscal years ended December 31, 2004 and 2005, we reported profits/(losses) under U.K. GAAP of approximately $3.2 million and $(20.5) million, respectively.  For the fiscal years ended December 31, 2006, 2007 and 2008 we reported losses under IFRS of approximately $26.8 million, $37.8 million and $20.0 million, respectively.  Unless and until marketing approval is obtained from either the U.S. Food and Drug Administration, which we refer to as the FDA, or European Medicines Evaluation Agency, which we refer to as the EMEA, for any of our products, or we are otherwise able to acquire rights to products that have received regulatory approval or are at an advanced stage of development and can be readily commercialized, we may not be able to generate sufficient revenues in future periods to enable us to attain profitability.

We have limited operations, assets and financial resources.  We currently have no marketable products or other source of revenues.  All of our current products are in the development stage.  The development of pharmaceutical products is a capital intensive business.  Therefore, we expect to incur expenses without corresponding revenues at least until we are at an advanced stage of development or are able to obtain regulatory approval and sell our future products in significant quantities.  Moreover, we anticipate that our spending for product development is likely to increase as we conduct Phase III clinical trials.  This may result in net operating losses until we can generate an acceptable level of revenues, which we may not be able to attain.  Further, even if we do achieve operating revenues, there can be no assurance that such revenues will be sufficient to fund continuing operations.  Therefore, we cannot predict with certainty whether we will ever be able to achieve profitability.

In addition to advancing our existing development pipeline, we may also acquire rights to additional products.  However, we may not be successful in doing so.  We may need to raise additional capital before we can acquire any products.  There is also a risk that any of our development stage products we may acquire will not be approved by the FDA or regulatory authorities in other countries on a timely basis or at all.  The inability to obtain such approvals would adversely affect our ability to generate revenues.

The likelihood of success of our business plan must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage businesses and the regulatory and competitive environment in which we operate.

If we cannot find additional capital resources, we will have difficulty in operating as a going concern and growing our business.

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At December 31, 2008, we had a cash balance of approximately $14.2 million.  On October 19, 2009, Amarin announced it had consummated a private placement of units for $70 million, consisting of $66.4 million in cash proceeds and $3.6 million from the conversion of convertible bridge notes.  Based upon current business activities, we forecast having sufficient cash to fund operations for at least a period of 12 months from January 26, 2010.

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We may also require further funds in the future to implement our long-term growth strategy recruiting clinical, regulatory and other personnel, and to grow our business.  Our ability to execute our business strategy and sustain our infrastructure at our current level will be impacted by whether or not we have sufficient funds.  Depending on market conditions and our ability to maintain financial stability, we may not have access to additional funds on reasonable terms or at all.  Any inability to obtain additional funds when needed would have a material adverse effect on our business and on our ability to operate on an ongoing basis.

The continued negative economic conditions would likely negatively impact Amarin’s ability to obtain financing on acceptable terms.

Unfavorable economic conditions can impact Amarin’s ability to obtain financing on acceptable terms.  If we are unable to obtain financing on acceptable terms, we may not be able to fund our operations or execute our business strategy.  We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and other countries.  There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies.

Our historical financial results do not form an accurate basis for assessing our current business.

As a consequence of a number of acquisitions, divestitures and re-organizations in recent years, our historical financial results do not form an accurate basis upon which investors should base an assessment of our business and prospects.  We are now focused on the research, development and commercialization of novel drugs for cardiovascular disease.  Accordingly, our historical financial results reflect a substantially different business from that currently being conducted.

We may have to issue additional equity, leading to shareholder dilution.

We are committed to issue equity to the former shareholders of Amarin Neuroscience upon the successful achievement of specified milestones for the AMR101 development program (subject to such shareholders’ right to choose cash payment in lieu of equity).  Pursuant to the Amarin Neuroscience share purchase agreement, further success-related milestones will be payable as follows:

Upon receipt of marketing approval in the United States and Europe for the first indication of any product containing Amarin Neuroscience intellectual property as secured in the acquisition of  Laxdale Limited in 2004, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£7.5 million for each of the two potential market approvals (i.e., GBP£15.0 million maximum).  In addition, upon receipt of a marketing approval in the United States and Europe for any other product using Amarin Neuroscience intellectual property as secured in the 2004 Laxdale acquisition or for a different indication of a previously approved product, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£5.0 million for each of the two potential market approvals (i.e., GBP£10.0 million maximum).  The exchange rate as of October 20, 2009 was approximately $1.6402 per GBP£.

On October 16, 2009, Amarin consummated a private placement (the “2009 Private Placement”) of units with several existing and new institutional and accredited investors for an aggregate consideration of $70 million, consisting of $66.4 million in cash proceeds and $3.6 million from the conversion of convertible bridge notes.  On closing of the 2009 Private Placement, in consideration for the $66.4 million received in cash, Amarin issued 66.4 million units.  Each unit had a purchase price of $1.00 and consisted of one ADS and a warrant (collectively, the “2009 Warrants”) to purchase 0.50 of an ADS.  The warrants have a five year term and an exercise price of $1.50 per ADS.  In consideration for the conversion of $3.6 million of convertible bridge notes, Amarin issued 4.0 million units.  In accordance with the terms of the conversion of the bridge notes, each unit had purchase price of $0.90 and consisted of one ADS and a 2009 Warrant.

On October 16, 2009, the holders of the remaining $1.9 million convertible bridge loan notes elected to have their principal and accrued interest repaid in cash.

At closing of the 2009 Private Placement, the non-executive directors Dr. John Climax, Dr. Bill Mason and Mr. Anthony Russell Roberts resigned as directors. Such directors were each granted 5,000 stock options per year of service which vested in full on closing.  Since the 2009 Private Placement, the Company has issued to certain executives of Amarin warrants (the “Executive Warrants”), having substantially the same terms as the 2009 Warrants, to purchase an aggregate amount of 904,005 Ordinary Shares.

In May 2009, Amarin announced that it entered into definitive agreements for a private placement of convertible bridge loan notes (“Initial Bridge Financing”) in the amount of $2.6 million with certain existing investors in the Company, including a number of directors of the Company.  In July 2009, $0.1 million of the Initial Bridge Financing was repaid.  In August 2009, the date of maturity on the convertible loans was extended to September 30, 2009.  In August 2009, Amarin announced that it had entered into definitive agreements for a private placement of additional convertible bridge loan notes (“Additional Bridge Financing”) in the amount of $3.0 million with certain existing investors in the Company, including a number of directors of the Company.

The Initial Bridge Financing and Additional Bridge Financing consist of convertible notes and warrants (the “Bridge Warrants”) to purchase 3,111,105 shares with an exercise price of $1.00.  The aggregate convertible notes were in the principal amount of $5.5 million, were to mature on September 30, 2009 and pay interest at the rate of 8% per annum.  In September 2009, the date of maturity was extended to October 16, 2009.  The Bridge Warrants are in addition to the 2009 Warrants that were issued on conversion of the convertible bridge loan notes described above.

In May 2008, the Company issued 13,043,479 Ordinary Shares and 8 Series A Preference Shares in a private placement (the “May 2008 Financing”) of equity to institutional investors and certain current and former directors for aggregate consideration of $30,000,000.

In December 2007, in connection with a financing, the Company issued  five-year warrants (the “2007 Warrants”) to purchase ADSs at an exercise price of $4.80.  Due to anti-dilution provisions in effect until December 6, 2009, the exercise price of these warrants has been adjusted to $1.17.

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As at January 26, 2010 we had 41,217,579 warrants outstanding (including the 2009 warrants, the Executive Warrants, the Bridge Warrants and the 2007 Warrants described above) with a weighted average exercise price of $1.75 per share.  As at January 26, 2010 we also had outstanding employee options to purchase 7,797,266 Ordinary Shares at an average exercise price of $2.71 per share. See page 21 for a summary capitalization table.

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Additionally, in pursuing our growth strategy, we may either need to issue new equity as consideration for the acquisition of products, or to otherwise raise additional capital, in which case equity, debt convertible into equity or debt instruments may be issued.  The creation of new shares may lead to dilution of the value of the shares held by our current shareholder base.

We are undergoing significant organizational change.  Failure to manage disruption to the business or the loss of key personnel could have an adverse effect on our business.

We are making significant changes to both our management structure and the locations from which we operate.  We opened a new office in Mystic, CT, USA in September 2008 and we are currently transitioning certain corporate activities and functions from Dublin, Ireland to Mystic.  As a result of this, morale may be lowered, key employees may be distracted from their usual role and Amarin business may experience a loss of continuity.  This could result in delays in development projects, failure to achieve managerial targets or other disruption to the business which could have material adverse affects on our business and results of operations.

We may be dependent upon the success of a limited range of products.

If development efforts for our products are not successful for any indications or if they are not approved by the FDA, or if adequate demand for our products is not generated, our business will be materially and adversely affected.  Although we intend to bring additional products forward from our research and development efforts, even if we are successful in doing so, the range of products we will be able to commercialize may be limited.  This could restrict our ability to respond to adverse business conditions.  If we are not successful in developing any future product or products, or if there is not adequate demand for any such products or the market for such product develops less rapidly than we anticipate, we may not have the ability to shift our resources to the development of alternative products.  As a result, the limited range of products we intend to develop could constrain our ability to generate revenues and achieve profitability.

Our ability to generate revenues depends on obtaining regulatory approvals for our products.

In order to successfully commercialize a product, we or our potential partners will be required to conduct all tests and clinical trials needed in order to meet regulatory requirements, to obtain applicable regulatory approvals, and to prosecute patent applications.  The costs of developing and obtaining regulatory approvals for pharmaceutical products can be substantial.  Our ability to commercialize any of our products in development is dependent upon the success of development efforts in clinical studies.  If these clinical trials fail to produce satisfactory results, or if we are unable to maintain the financial and operational capability to complete these development efforts, we may be unable to generate revenues.  Even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize products successfully.  For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance.  Additionally, the terms of any approvals may not have the scope or breadth needed for us to commercialize products successfully.  For instance, if we are unable to receive designation for our product candidates as new chemical entities (“NCEs”), such products will not be eligible for exclusive marketing periods which may be available to products designated as NCEs.

We may not be successful in developing or marketing future products if we cannot meet extensive regulatory requirements of the FDA and other regulatory agencies for quality, safety and efficacy.

The success of our research and development efforts is dependent in part upon the ability of the Group, its contractors or potential partners, and its products to meet and to continue to meet regulatory requirements in the jurisdictions where we or potential partners ultimately intend to sell such products.  The development, manufacture and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities in the United States, the European Union, Japan and elsewhere.  In the United States, the FDA generally requires pre-clinical testing and clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before its introduction into the market.  Regulatory authorities in other jurisdictions impose similar requirements.  Amarin will be commencing two Phase III clinical trials with AMR101 in lowering triglycerides and continues its ongoing studies and plans for future toxicology, pharmacology and metabolism studies of AMR101, by way of utilizing a clinical research organization (“CRO”).  The process of obtaining regulatory approvals is lengthy and expensive and the issuance of such approvals is uncertain.  The commencement and rate of completion of clinical trials and the timing of obtaining marketing approval from regulatory authorities may be delayed by many factors, including:

•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices for use in clinical trials;

•	slower than expected rates of patient recruitment;

•	the inability to observe patients adequately after treatment;

•	changes in regulatory requirements for clinical or preclinical studies;

•	the lack of effectiveness during clinical trials;

•	unforeseen safety issues emerge in clinical or preclinical studies;

•	delay, suspension, or termination of a trial by the institutional review board responsible for overseeing the study at a particular study site;

•	unanticipated changes to the requirements imposed by regulatory authorities on the extent, nature or timing of studies to be conducted on quality, safety and efficacy;

•	the inability of the CRO to execute the Phase III clinical trials for any reason; and

•	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Even if we obtain positive results from early stage pre-clinical or clinical trials, we may not achieve the same success in future trials.  Clinical trials that we or potential partners conduct may not provide sufficient safety and effectiveness data to obtain the requisite regulatory approvals for product candidates.  The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates, and our business and results of operations would suffer.  For example, the efficacy results of Amarin’s AMR101 Phase III clinical trials for the treatment of Huntington’s disease were negative (despite the findings of good safety and tolerability profile), which required Amarin to rethink its strategy and to shift the focus of AMR101 to the treatment of cardiovascular disease.

Any approvals that are obtained may be limited in scope, or may be accompanied by burdensome post-approval study or other requirements.  This could adversely affect our ability to earn revenues from the sale of such products.  Even in circumstances where products are approved by a regulatory body for sale, the regulatory or legal requirements may change over time, or new safety or efficacy information may be identified concerning a product, which may lead to the withdrawal of a product from the market.  Additionally, even after approval, a marketed drug and its manufacturer are subject to continual review.  The discovery of previously unknown problems with a product or manufacturer may result in restrictions on that product or manufacturer, including withdrawal of the product from the market, which would have a negative impact on our potential revenue stream.

After approval, our products will be subject to extensive government regulation.

Once a product is approved, numerous post-approval requirements apply.  Among other things, the holder of an approved New Drug Application (“NDA”) or other license is subject to periodic and other monitoring and reporting obligations enforced by the FDA and other regulatory bodies, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the approved application.  Application holders must also submit advertising and other promotional material to regulatory authorities and report on ongoing clinical trials.

With respect to sales and marketing activities by our partners, advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and local laws in the United States and in other countries.  In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act.  Manufacturing facilities remain subject to FDA inspection and must continue to adhere to the FDA’s current good manufacturing practice requirements.  Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change.  Sales, marketing, and scientific/educational grant programs must also comply with the U.S. Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, the U.S. False Claims Act, as amended and similar state laws.  Pricing and rebate programs must comply with the U.S. Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, as amended.  If products are made available to authorized users of the U.S. Federal Supply Schedule of the General Services Administration, additional laws and requirements apply.  All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws.  Similar requirements exist in all of these areas in other countries.

Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts.  In addition, even if we or our potential partners comply with FDA and other re-

quirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw a product approval.  Adverse regulatory action, whether pre- or post-approval, can potentially lead to product liability claims and increase our product liability exposure.  We or our potential partners must also compete against other products in qualifying for reimbursement under applicable third party payment and insurance programs.

Our future products may not be able to compete effectively against those of our competitors.

The pharmaceutical industry is highly competitive.  If we are successful in completing the development of any of our products, we may face competition to the extent other pharmaceutical companies have on the market or are able to develop products for the treatment of similar indications.  Potential competitors in this market include companies with greater resources and name recognition than us.  Furthermore, to the extent we are able to acquire or develop additional marketable products in the future such products will compete with a variety of other products within the United States or elsewhere, possibly including established drugs and major brand names.  Competitive factors, including generic competition, could force us to lower prices or could result in reduced sales.  In addition, new products developed by others could emerge as competitors to our future products.  Products based on new technologies or new drugs could render our products obsolete or uneconomical.

Our potential competitors both in the United States and Europe include large, well-established pharmaceutical companies, specialty pharmaceutical sales and marketing companies, and specialized cardiovascular and neurology companies.  In addition, we may compete with universities and other institutions involved in the development of technologies and products that may compete with ours.  Many of our competitors will likely have greater resources than us, including financial, product development, marketing, personnel and other resources.  Should a competing product obtain marketing approval prior to any of our products, this would significantly erode the projected revenue streams for our product.

The success of our future products will also depend in large part on the willingness of physicians to prescribe these products to their patients.  Our future products may compete against products that have achieved broad recognition and acceptance among medical professionals.  In order to achieve an acceptable level of subscriptions for our future products, we must be able to meet the needs of both the medical community and end users with respect to cost, efficacy and other factors.

Our supply of products for clinical trials and ultimately for commercial supply is dependent upon relationships with manufacturers and key suppliers.

We have no in-house manufacturing capacity and, to the extent we are successful in completing the development of our products and/or acquiring or developing other marketable products in the future, we will be obliged to rely on contract manufacturers to produce our products.  We cannot assure you that we will successfully manufacture any product we may develop, either independently or under manufacturing arrangements, if any, with third party manufacturers.  Moreover, if any manufacturer should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all.  Manufacturers are required to comply with current NDA commitments and good manufacturing practices requirements enforced by the FDA, and similar requirements of other countries.  The failure by a manufacturer to comply with these requirements could affect its ability to provide us with product.

Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales.  Additionally, we will be reliant on third parties to supply the raw materials needed to manufacture our potential products.  Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality.  Any unanticipated disruption to future contract manufacture caused by problems at suppliers could delay shipment of products, increase our cost of goods sold and result in lost sales.

In the past and currently, we purchase all API for AMR101 from a single supplier with a single manufacturing facility.  While we have contractual freedom to source API elsewhere, there is no guarantee we will either be successful in identifying alternative supplier(s) or that such future supplier(s) will have the manufacturing capacity to meet future requirements.  Our current supplier currently does not have sufficient manufacturing capacity to meet expected future commercial supply requirements and we cannot assure you that it or an alternative supplier will have the necessary capacity to meet our requirements.

We may not be able to grow our business unless we can acquire or in-license new products.

During recent years, we pursued a strategy of product acquisitions and in-licensing in order to supplement our own research and development activity.  Our success in this regard will be dependent on our ability to identify other companies that are willing to sell or license product lines to us.  We will be competing for these products with other parties, many of whom have substantially greater financial, marketing and sales resources than we do.  Even if suitable products are available, depending on competitive conditions we may not be able to acquire rights to additional products on acceptable terms, or at all.  Our potential inability to acquire additional products or successfully introduce new products could have a material adverse effect on our business.

In order to commercialize our future products, we may need to find a collaborative partner to help market and sell our products.

Our strategy for commercializing currently anticipates that we will enter into collaborative arrangements with one or more pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to successfully market our products.  If so, we will be reliant on one or more of these strategic partners to generate revenue on our behalf.

We may not be successful in finding a collaborative partner to help market and sell our products, or may be delayed in doing so, in which case we would not receive revenue or royalties on the timeframe and to the extent that we currently anticipate.

The carrying value of our EN101 intangible asset is dependent on the success or failure of partnering activities and future development work.

&ltR&gt

At June 30, 2009, our EN101 intangible asset had a carrying value of $21.4 million.  Subsequent to that date the Company announced its heightened strategic and operating focus on cardiovascular disease and its cessation of research and development of product candidates in the field of central nervous system disorders. Furthermore, the Company has undertaken an effort to out-license its EN101 intangible asset.  The Company is in discussions with various companies that have expressed an interest in acquiring rights to the EN101 intangible asset.  As of January 26, 2010, the Company has not received any acceptable offers.  Unless such expressions of interest advance into at least one binding offer on terms which are acceptable to the Company, the Company plans a non-cash write down of the value of this intangible asset.  This write down will occur in the second half of 2009 and is likely to represent a write down of all, or substantially all, of the prior carrying value of this intangible asset.  This write down will increase net loss and reduce net assets of Amarin by the amount of the impairment.  There can be no assurance that we will be successful in our efforts to partner or out-license EN101.

&lt/R&gt

The planned expansion of our business may strain our resources.

We currently operate with limited resources; the addition of any new products could require a significant expansion of our operations, including the recruitment, hiring and training of additional personnel, particularly those with a clinical or regulatory background.  Any failure to recruit necessary personnel could have a material adverse effect on our business.  Additionally, the expansion of our operations and work force could create a strain on our financial and management resources and it may require us to add management personnel.

We may incur potential liabilities relating to discontinued operations or products.

In October 2003, we sold Gacell Holdings AB, the Swedish holding company of Amarin Development AB, which we refer to as ADAB, our Swedish drug development subsidiary, to Watson Pharmaceuticals, Inc.  In February 2004, we sold our U.S. subsidiary, Amarin Pharmaceuticals Inc., and certain assets, to Valeant.  In connection with these transactions, we provided a number of representations and warranties to Watson and Valeant regarding the respective businesses sold to them, and other matters, and we undertook to indemnify Watson and Valeant under certain circumstances for breaches of such representations and warranties.  We are not aware of any circumstances which could reasonably be expected to give rise to an indemnification obligation under our agreements with either Watson or Valeant.  However, we cannot predict whether matters may arise in the future which were not known to us and which, under the terms of the relevant agreements, could give rise to a claim against us.

We will be dependent on patents, proprietary rights and confidentiality.

Because of the significant time and expense involved in developing new products and obtaining regulatory approvals, it is very important to obtain patent and trade secret protection for new technologies, products and processes.  Our ability to successfully implement our business plan will depend in large part on our ability to:

•	acquire patented or patentable products and technologies;

•	obtain and maintain patent protection or market exclusivity for our current and acquired products;

•	preserve any trade secrets relating to our current and future products; and

•	operate without infringing the proprietary rights of third parties.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, it is possible that one or more of our products infringe, or any of our products in development will infringe upon, the intellectual property rights of others.  We may also be subject to claims of alleged infringement of intellectual property rights asserted by third parties whose products or services we use or combine with our own intellectual property and for which we may have no right to intellectual property indemnification.  Our competitors may also assert that our products infringe intellectual property rights held by them.  The expense and time of defending against infringement claims can be significant.  Not only can such actions divert management’s attention, but also expose the company to damages and potential injunctive relief which, if granted, could prohibit us from undertaking certain activities or using technologies essential to our business. In addition, because patent applications are maintained under conditions of confidentiality and can take many years to issue, our products may allegedly infringe upon patent applications that are currently pending of which we are unaware and which may later result in issued patents.  If a third party obtains a patent that prevent the sale of our current or future products, we may be required to enter into royalty or licensing arrangements, which may not be available on terms acceptable to us if at all, in order to continue selling such products.

We may in the future discover the existence of products that infringe upon patents that we own or that have been licensed to us.  Although we intend to protect our trade secrets and proprietary know-how through confidentiality agreements with our manufacturers, employees and consultants, we may not be able to prevent our competitors from breaching these agreements or third parties from independently developing or learning of our trade secrets.

We anticipate that competitors may from time to time oppose our efforts to obtain patent protection for new technologies or to submit patented technologies for regulatory approvals.  Competitors may seek to challenge patent applications or existing patents to delay the approval process, even if the challenge has little or no merit.  Patent challenges are generally highly technical, time consuming and expensive to pursue.  Were we to be subject to one or more patent challenges, that effort could consume substantial time and resources, with no assurances of success, even when holding an issued patent.

The loss of any key management or qualified personnel could disrupt our business.

We are highly dependent upon the efforts of our senior management.  The loss of the services of one or more members of senior management could have a material adverse effect on us.  As a small company with a streamlined management structure, the departure of any key person could have a significant impact and would be potentially disruptive to our business until such time as a suitable replacement is hired.  Furthermore, because of the specialized nature of our business, as our business plan progresses we will be highly dependent upon our ability to attract and retain qualified scientific, technical and key management personnel.  There is intense competition for qualified personnel in the areas of our activities.  In this environment, we may not be able to attract and retain the personnel necessary for the development of our business, particularly if we do not achieve profitability.  The failure to recruit key scientific, technical and management personnel would be detrimental to our ability to implement our business plan.

We are subject to continuing potential product liability.

Although we disposed of the majority of our former marketed products during 2003 and 2004, we remain subject to the potential risk of product liability claims relating to the manufacturing and marketing of our former products during the period prior to their divestiture.  Any person who is injured as a result of using one of our former products during our period of ownership may have a product liability claim against us without having to prove that we were at fault.  The potential for liability exists despite the fact that our former subsidiary, Amarin Pharmaceuticals Inc. conducted all sales and marketing activities with respect to such products.  Although we have not retained any liabilities of Amarin Pharmaceuticals Inc. in this regard, as the prior holder of ownership rights to such former products, third parties could seek to assert potential claims against us.  Since we distributed and sold our products to a wide number of end users, the risk of such claims could be material.

We do not at present carry product liability insurance to cover any such risks.  If we were to seek insurance coverage, we may not be able to maintain product liability coverage on acceptable terms if our claims experience results in high rates, or if product liability insurance otherwise becomes costlier or unavailable because of general economic, market or industry conditions.  If we add significant products to our portfolio, we will require product liability coverage and may not be able to secure such coverage at reasonable rates or at all.

Product liability claims could also be brought by persons who took part in clinical trials involving our current or former development stage products.  A successful claim brought against us could have a material adverse effect on our business.

Amarin was responsible for the sales and marketing of Permax from May 2001 until February 2004.  On May 17, 2001, Amarin acquired the U.S. sales and marketing rights to Permax from Elan.  An affiliate of Elan had previously obtained the licensing rights to Permax from Eli Lilly and Company in 1993.  Eli Lilly originally obtained approval for Permax on December 30, 1988, and has been responsible for the manufacture and supply of Permax since that date.  On February 25, 2004, Amarin sold its U.S. subsidiary, Amarin Pharmaceuticals, Inc., including the rights to Permax, to Valeant Pharmaceuticals International.

In late 2002, Eli Lilly, as the holder of the NDA for Permax, received a recommendation from the FDA to consider making a change to the package insert for Permax based upon the very rare observation of cardiac valvulopathy in patients taking Permax.  While Permax has not been definitely proven as the cause of this condition, similar reports have been notified in patients taking other ergot-derived pharmaceutical products, of which Permax is an example.  In early 2003, Eli Lilly amended the package insert for Permax to reflect the risk of cardiac valvulopathy in patients taking Permax and also sent a letter to a number of doctors in the United States describing this potential risk.  Causation has not been established, but is thought to be consistent with other fibrotic side effects observed in Permax.

On March 29, 2007, the FDA announced that the manufacturers of pergolide drug products will voluntarily remove these drug products, including Permax, from the market.  Further information about the removal of Permax and other pergolide drug products is available on the FDA’s website.

During 2008, two lawsuits alleging claims related to cardiac valvulopathy and Permax were filed in March and August respectively.  One of the lawsuits was dismissed in February 2009 and the remaining case is currently pending in the United States.  Among others, Eli Lilly, Elan, Valeant, Amarin Pharmaceuticals, and Amarin are named as defendants in this lawsuit, however Amarin has not been formally served with the complaint from the lawsuit.  In addition, six cases alleging claims related to cardiac valvulopathy and Permax were filed in April 2008 in the United States and currently remain pending.  Eli Lily, Valeant, Amarin Pharmaceuticals and unidentified parties are named as defendants in these cases, and are defending against the claims and allegations.  Amarin has not been named as defendant or served with the complaints from these cases.

During 2009, two lawsuits alleging claims related to cardiac valvulopathy and Permax were filed in March and are currently pending in the United States.  Eli Lilly, Elan, Valeant, Amarin Pharmaceuticals, Amarin and other parties are named as defendants in these lawsuits.  Amarin has not been formally served with the complaint from these lawsuits.  A third lawsuit, also filed in March, was dismissed in September only as to Amarin for the plaintiff’s failure to prosecute the case against Amarin.

Ten other claims related to cardiac valvulopathy and Permax and one claim related to compulsive gambling and Permax are or were being threatened against Eli Lilly, Elan, and/or Valeant, and could possibly implicate Amarin.

We have reviewed the position and having taken external legal advice and consider the potential risk of significant liability arising for Amarin from these legal actions to be remote.  No provision is booked in the accounts at June 30, 2009.

The price of our ADSs and Ordinary Shares may be volatile.

&ltR&gt

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies.  In addition, the market prices of the securities of many pharmaceutical and medical technology companies have been especially volatile in the past, and this trend is expected to continue in the future.  Our ADSs may also be subject to volatility as a result of their limited trading market.  At January 26, 2010 we had 98,178,571 ADSs representing Ordinary Shares outstanding and 623,411 Ordinary Shares outstanding (which are not held in the form of ADSs).  There is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of our securities.  Our ADSs have historically had limited trading volume, which may also result in volatility.  During the twelve-month period ending December 31, 2009, the average daily trading volume for our ADSs was 15,432.

&lt/R&gt

If our public float and the level of trading remain at limited levels over the long term, this could result in volatility and increase the risk that the market price of our ADSs and Ordinary Shares may be affected by factors such as:

•	the announcement of new products or technologies;

•	innovation by us or our competitors;

•	developments or disputes concerning any future patent or proprietary rights;

•	actual or potential medical results relating to our products or our competitors’ products;

•	interim failures or setbacks in product development;

•	regulatory developments in the United States, the European Union or other countries;

•	currency exchange rate fluctuations; and

•	period-to-period variations in our results of operations.

A Share price of less than $1.00 may impact the company’s Nasdaq listing.

Amarin is currently trading above $1.00; however, in the period from October 6, 2008 until April 7, 2009 Amarin was trading beneath $1.00.  Due to the current state of capital markets, on October 16, 2008, Nasdaq and the

SEC suspended the application of the $1.00 minimum bid price rule until April 20, 2009.  This suspension was further extended to July 19, 2009.  Nasdaq noted that on September 30, 2008, 64 securities were trading at less than $1 while in mid November, 2008 that number had jumped to 344.  The suspension was removed on July 20, 2009.  If Amarin’s closing bid price is less than $1.00 for 30 consecutive trading days, Amarin will receive a Nasdaq staff deficiency letter indicating that the Company is not in compliance with the minimum bid price requirement for continued listing.  Such a letter would trigger an automatic 180 calendar day period within which the company could regain compliance.  Compliance is regained at any time during this period, if the Amarin closing bid price is $1.00 per share or more for a minimum of 10 consecutive trading days.  If compliance cannot be demonstrated by the end of the 180 days, Amarin will be afforded an additional 180 calendar day compliance period if Nasdaq determines at that time that the Company meets the remaining Nasdaq Capital Market initial listing criteria in Rule 5505, except for the bid price requirement.  If Amarin was not eligible for an additional compliance period, Nasdaq would provide written notification that the Company’s securities will be delisted.  At that time, Amarin could appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel.

The issuances of ADSs and Ordinary Shares upon the conversion or exercise of our securities will dilute the ownership interest of existing stockholders, including stockholders who had previously exercised their warrants.

The issuances of ADSs and Ordinary Shares in connection with the exercise of our warrants will dilute the ownership interest of existing stockholders.  Any sales in the public market of the ADSs and Ordinary Shares issuable upon such exercise could adversely affect prevailing market prices of our ADSs and Ordinary Shares.

Future sales of our ADSs and/or Ordinary Shares in the public market could lower the market price for our ADSs and/or Ordinary Shares.

In the future, we may sell additional ADSs and/or Ordinary Shares to raise capital or pursuant to contractual obligations.  See “We may have to issue additional equity, leading to shareholder dilution.”  We cannot predict the size of future issuances or sales of our ADSs and/or Ordinary Shares to raise capital or the effect, if any, that they may have on the market price for our ADSs and/or Ordinary Shares.  The issuances and sales of substantial amounts of ADSs and/or Ordinary Shares, or the perception that such issuances and sales may occur, could adversely affect the market price of our ADSs and/or Ordinary Shares.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and, therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, and related rules and regulations.  Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Amarin on June 30, 2010.  However, there is a significant risk that we will lose our foreign private issuer status on June 30, 2010.

In the future, we would lose our foreign private issuer status if a majority of our shareholders or of our directors are U.S citizens or residents and we continue to fail to meet additional requirements necessary to avoid loss of foreign private issuer status.  The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer.  If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the U.S. Securities and Exchange Commission, which are more detailed and extensive than the forms available to a foreign private issuer.  We may also be required to prepare our financial statements in accordance with U.S. generally accepted accounting principles and modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers.  Such conversion and modifications will involve additional costs.  In addition we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

U.S. Holders of our Ordinary Shares or ADSs could be subject to material adverse tax consequences if we are considered a PFIC for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes.  Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders of our Ordinary Shares or ADSs and may cause a reduction in the value of such shares.  We will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all our assets produces or are held for the production of passive income.  For this purpose, passive income includes interest, gains from the sale of stock, and royalties that are not derived in the active conduct of a trade or business.  Because we receive interest and may receive royalties, there is a risk that we will be considered a PFIC under the income test described above.  In addition, because of our cash position and our ownership of patents, there is a risk that we will be considered a PFIC under the asset test described above.  While we believe that the PFIC rules were not intended to apply to companies such as us that focus on research, development and commercialization of drugs, no assurance can be given that the U.S. Internal Revenue Service or a U.S. court would determine that, based on the composition of our income and assets, we are not a PFIC currently or in the future.  If we were classified as a PFIC, U.S. holders of our Ordinary Shares or ADSs could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply, and detailed tax filing requirements that would not otherwise apply.  The PFIC rules are complex and a U.S. Holder of our Ordinary Shares or ADSs is urged to consult its own tax advisors regarding the possible application of the PFIC rules to it in its particular circumstances.

A change in our tax residence could have a negative effect on our future profitability.

Although we are incorporated in England and Wales, our directors seek to ensure that our affairs are conducted in such a manner that we are resident in Ireland for Irish and U.K. tax purposes.  It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by our directors or for any other reason, we could become, or be regarded as having become resident in a jurisdiction other than Ireland.  Should we cease to be an Irish tax resident, we may be subject to a charge to Irish capital gains tax on our assets.  Similarly, if the tax residency of any of our subsidiaries were to change from their current jurisdiction for any of the reasons listed above, we may be subject to a charge to local capital gains tax charge on the assets.

U.S. Holders of our Ordinary Shares or ADSs may be subject to U.S. income taxation at ordinary income tax rates on undistributed earnings and profits.

Given our current ownership, we expect that we are a controlled foreign corporation, (“CFC”) for the taxable year 2008 and we may be classified as a CFC in future taxable years.  If we are classified as a CFC for U.S. federal income tax purposes, any shareholder that is a U.S. person that owns directly, indirectly or by attribution, 10% or more of the voting power of our outstanding shares may be subject to current U.S. income taxation at ordinary income tax rates on all or a portion of the Company’s undistributed earnings and profits attributable to “subpart F income.”  Such 10% shareholder may also be taxable at ordinary income tax rates on any gain realized on a sale of Ordinary Shares or ADS, to the extent of the Company’s current and accumulated earnings and profits attributable to such shares.  The CFC rules are complex and U.S. Holders of our Ordinary Shares or ADSs are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under English law.  The rights of holders of Ordinary Shares and, therefore, certain of the rights of holders of ADSs, are governed by English law, including the provisions of the Companies Act 2006, and by our memorandum and articles of association.  These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.  The principal differences include the following:

•
Under English law, each shareholder present at a meeting has only one vote unless demand is made for a vote on a poll, in which each holder gets one vote per share owned.  Under U.S. law, each shareholder typically is entitled to one vote per share at all meetings.  Under English law, it is only on a poll that the number of shares determines the number of votes a holder may cast.  You should be aware, however, that the voting rights of ADSs are also governed by the provisions of a deposit agreement with our depositary bank.

•
Under English law, each shareholder generally has preemptive rights to subscribe on a proportionate basis to any issuance of shares.  Under U.S. law, shareholders generally do not have preemptive rights unless specifically granted in the certificate of incorporation or otherwise.

•
Under English law, certain matters require the approval of 75% of the shareholders, including amendments to the memorandum and articles of association.  This may make it more difficult for us to complete corporate transactions deemed advisable by our board of directors.  Under U.S. law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions.

•
Under English law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on the transfer of the shares, as well as restrictions on dividends and other payments.  Comparable provisions generally do not exist under U.S. law.

•
The quorum requirement for a shareholders’ meeting is a minimum of two persons present in person or by proxy.  Under U.S. law, a majority of the shares eligible to vote must generally be present (in person or by proxy) at a shareholders’ meeting in order to constitute a quorum.  Under U.S. law, the minimum number of shares required for a quorum can be reduced pursuant to a provision in a company’s certificate of incorporation or bylaws, but typically not below one-third of the shares entitled to vote at the meeting.

U.S. shareholders may not be able to enforce civil liabilities against us.

A number of our directors and executive officers and those of each of our subsidiaries are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.  We have been advised by our English solicitors that there is doubt as to the enforceability in England in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

Foreign currency fluctuations may affect our future financial results or cause us to incur losses.

We prepare our financial statements in U.S. Dollars. Since our strategy involves the development of products for the U.S. market, a significant part of our clinical trial expenditures are denominated in U.S. Dollars and we anticipate that the majority of our future revenues will be denominated in U.S. Dollars.  However, a significant portion of our costs are denominated in pounds sterling and euro as a result of our being engaged in activities in the United Kingdom and the European Union.  As a consequence, the results reported in our financial statements are potentially subject to the impact of currency fluctuations between the U.S. Dollar on the one hand, and pounds sterling and euro on the other hand.  We are focused on development activities and do not anticipate generating on-going revenues in the short-term.  Accordingly, we do not engage in significant currency hedging activities in order to limit the risk of exchange rate fluctuations.  However, if we should commence commercializing any products in the United States, changes in the relation of the U.S. Dollar to the pound sterling and/or the euro may affect our revenues and operating margins.  In general, we could incur losses if the U.S. Dollar should become devalued relative to pounds sterling and/or the euro.

We do not currently have the capability to undertake marketing, or sales of any potential products.

We have not invested in marketing or product sales resources.  We cannot assure you that we will be able to acquire such resources.  We cannot assure you that we will successfully market any product we may develop, either independently or under marketing arrangements, if any, with other companies.  To the extent that we enter into contractual relationships with other companies to market our products, if any, the success of such products may depend on the success of securing and maintaining such contractual relationships and the efforts of those other companies (and any subcontractors they engage).

We have limited personnel to oversee out-sourced contract manufacturing, clinical testing and the regulatory approval process.

It is likely that we will also need to hire additional personnel skilled in the manufacturing, clinical testing and regulatory compliance process if we develop additional product candidates with commercial potential.  We do not currently have the capability to conduct clinical testing in-house and do not currently have plans to develop such a capability.  We out-source our clinical testing to contract research organizations.  We currently have a limited number of employees and certain other outside consultants who oversee the contract research organizations involved in clinical testing of our compounds.

We cannot assure you that our limited oversight of the contract research organizations will suffice to avoid significant problems with the protocols and conduct of the clinical trials.

We depend on contract research organizations to conduct our pre-clinical and our clinical testing.  We have engaged and intend to continue to engage third party contract research organizations and other third parties to help us develop our drug candidates.  Although we have designed the clinical trials for drug candidates, the contract research organizations will be conducting all of our clinical trials.  As a result, many important aspects of our drug development programs have been and will continue to be outside of our direct control.  In addition, the contract research organizations may not perform all of their obligations under arrangements with us.  If the contract research organizations do not perform clinical trials in a satisfactory manner or breach their obligations to us, the development and commercialization of any drug candidate may be delayed or precluded.  We cannot control the amount and timing of resources these contract research organizations devote to our programs or product candidates.  The failure of any of these contract research organizations to comply with any governmental regulations would substantially harm our development and marketing efforts and delay or prevent regulatory approval of our drug candidates.  If we are unable to rely on clinical data collected by others, we could be required to repeat, extend the duration of, or increase the size of our clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

Despite the use of confidentiality agreements and/or proprietary rights agreements, which themselves may be of limited effectiveness, it may be difficult for us to protect our trade secrets.

We rely on trade secrets to protect technology in cases when we believe patent protection is not appropriate or obtainable.  However, trade secrets are difficult to protect.  While we require certain of our academic collaborators, contractors and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

Potential technological changes in our field of business create considerable uncertainty.

We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress.  New developments in research are expected to continue at a rapid pace in both industry and academia.  We cannot assure you that research and discoveries by others will not render some or all of our programs or product candidates uncompetitive or obsolete.  Our business strategy is based in part upon new and unproven technologies to the development of biopharmaceutical products for the treatment of cardiovascular diseases.  We cannot assure you that unforeseen problems will not develop with these technologies or applications or that commercially feasible products will ultimately be developed by us.

Third-party reimbursement and health care cost containment initiatives and treatment guidelines may constrain our future revenues.

Our ability to market successfully our existing and future new products will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments.  Countries in which our products are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products obtain governmental approval of initial prices and any subsequent price increases.  In certain countries, including the United States, government-funded and private medical care plans can exert significant indirect pressure on prices.  We may not be able to sell our products profitably if adequate prices are not approved or reimbursement is unavailable or limited in scope.  Increasingly, third-party payers attempt to contain health care costs in ways that are likely to impact our development of products including:

•	failing to approve or challenging the prices charged for health care products;

•	introducing reimportation schemes from lower priced jurisdictions;

•	limiting both coverage and the amount of reimbursement for new therapeutic products;

•	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payers;

•	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval; and

•	refusing to provide coverage when an approved product is not appraised favorably by the National Institute for Clinical Excellence in the U.K., or similar agencies in other countries.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Directors and Senior Management

&ltR&gt

Name	Position	Business Address
Joseph S. Zakrzewski	Executive Chairman
Thomas Lynch	Non-Executive Director	First Floor, Block 3, The Oval Shelbourne Road Ballsbridge Dublin 4, Ireland
Dr. Joseph Anderson	Non-Executive Director
Dr. Lars Ekman	Non-Executive Director
Dr. Carl L. Gordon	Non-Executive Director
Dr. James I. Healy	Non-Executive Director
Dr. Manus Rogan	Non-Executive Director
Dr. Declan Doogan	Interim Chief Executive Officer
John F. Thero	Chief Financial Officer
Tom Maher	Interim General Counsel and Company Secretary
Dr. Paresh Soni	Senior Vice President and Head of Development
Conor Dalton	Vice President, Finance & Principal Accounting Officer

&lt/R&gt

Advisers

Principal bankers:

Not applicable

Legal advisers:

U.S. Law

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005

U.K. Law

K&L Gates LLP
110 Cannon Street
London EC4N 6AR

Auditors

Our auditors for the years ended December 31, 2006, 2007 and 2008 have been PricewaterhouseCoopers.  Their offices are located at One Spencer Dock, North Wall, Dublin 1, Ireland.

OFFER STATISTICS AND EXPECTED TIMETABLE

The 119,512,556 Ordinary Shares offered by this prospectus are being registered on behalf of the selling shareholders named in this prospectus and may be sold from time to time following the effective date of the registration statement of which this prospectus is a part.  The selling shareholders may offer to sell the Ordinary Shares being offered in this prospectus in negotiated transactions or otherwise at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

We have established an American Depositary Receipt facility pursuant to which holders of our Ordinary Shares can receive American Depositary Receipts, evidencing ADSs, against the deposit of their Ordinary Shares with Citibank, N.A., which acts as depositary on our behalf.  The selling shareholders have deposited their Ordinary Shares in our American Depositary Receipt facility and consequently may also offer and sell ADSs on the Nasdaq Capital Market at prevailing market prices.

For more information on the sale of the Ordinary Shares by the selling shareholders, please see the section of this prospectus entitled “Plan of Distribution.”

KEY INFORMATION

Selected Financial Data

The Company’s selected financial data are disclosed under Item 3 of our Annual Report on Form 20−F for the fiscal year ended December 31, 2008 filed with the Commission on October 22, 2009 (“2008 Annual Report”), which is incorporated by reference herein.

Capitalization and Indebtedness

The following table sets forth, on an IFRS basis, our capitalization as of June 30, 2009.  This table should be read in conjunction with our consolidated financial statements as of and for the year ended December 31, 2008 set forth in our 2008 Annual Report, which are incorporated by reference herein, together with  our interim financial information furnished under Form 6-K on December 14, 2009.  For the pro forma capitalization table showing the impact of the 2009 Private Placement, see “Financial Information — Significant Changes.”

As at June 30, 2009, Amarin Corporation plc held approximately $1.64 million of cash balances.

Actual $’000
Long Term Debt	—
Shareholders’ equity:
Ordinary Share capital	25,928
Treasury shares	(217)
Capital redemption reserve	27,633
Other reserves (share based payments, warrants, etc.)	28,142
Share premium account	152,864
Profit and loss account — (deficit)	(220,326)
Total shareholders’ equity	14,024
Total capitalization	14,024

Note to capitalization table — Non-adjusting event after reporting period

&ltR&gt
Subsequent to the October 2009 financings and subsequent board changes, in December 2009 Amarin announced its heightened strategic and operating focus on cardiovascular disease and its cessation of research and development of product candidates in the field of central nervous system disorders. Furthermore, the Company has undertaken an effort to out-license its EN101 intangible asset.  The Company now considers the value of its EN101 intangible assets to be impaired. The Company is in discussions with various companies that have expressed an interest in acquiring rights to the EN101 intangible asset.  As of January 26, 2010, the Company has not received any acceptable offers. Unless such expressions of interest advance into at least one binding offer on terms which are acceptable to the Company, the Company plans a non-cash write down of the value of this intangible asset.  This write down will occur in the second half of 2009 and is likely to represent a write down of all, or substantially all, of the prior carrying value of this intangible asset.  This write down will increase net loss and reduce net assets of Amarin by the amount of the impairment.

&lt/R&gt
Expenses associated with the preparation and filing of this registration statement have been estimated and offset against the share premium account.  Details of these expenses can be found in the section entitled “The Offer and Listing—Expenses of the Issue” on page 48.

Reasons for the Offer and Use of Proceeds

All of the Ordinary Shares offered by this prospectus are being offered by the selling shareholders listed in the table commencing on page 38.  We will not receive any proceeds from sales of Ordinary Shares by the selling shareholders, although we may receive proceeds from the exercise of warrants in respect of which certain of the Ordinary Shares registered hereby are issuable.  We will pay the expenses of the offering other than any underwriters’ discounts and commissions and any fees and disbursements of counsel to the selling shareholders.  We expect that the selling shareholders will sell their Ordinary Shares as described under “Plan of Distribution”.

INFORMATION ON THE COMPANY

Information regarding the Company’s history and development, business overview, organizational structure and property, plant and equipment is disclosed under Item 4 of the 2008 Annual Report, which is incorporated by reference herein.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Information regarding the Company’s operating results, liquidity and capital resources, research and development, patents and licenses, etc., trend information, off-balance sheet arrangements and contractual obligations is disclosed under Item 5 of the 2008 Annual Report and in our unaudited condensed consolidated interim financial information as at and for the six months ended June 30, 2009 on Form 6-K filed with the Commission on December 14, 2009, each of which is incorporated by reference herein.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

The following table sets forth certain information regarding our officers and directors as of January 26, 2010.  A summary of the background and experience of each of these individuals follows the table.

&ltR&gt

Name	Age	Position

Joseph Zakrzewski	47	Executive Chairman
Thomas Lynch	52	Non-Executive Director
Dr. Joseph Anderson	50	Non-Executive Director
Dr. Lars Ekman	59	Non-Executive Director
Dr. Carl L. Gordon	44	Non-Executive Director
Dr. James I. Healy	44	Non-Executive Director
Dr. Manus Rogan	42	Non-Executive Director
Dr. Declan Doogan	56	Interim Chief Executive Officer
John F. Thero	49	Chief Financial Officer
Tom Maher	43	Interim General Counsel and Company Secretary
Dr. Paresh Soni	49	Senior Vice President and Head of Development
Conor Dalton	44	Vice President, Finance & Principal Accounting Officer

Mr. Joe Zakrzewski joined Amarin as a special advisor to the Board on September 15, 2009. On January 1, 2010 Mr. Zakrzewski joined the Board as Executive Chairman. He is currently the President, Chief Executive Officer, Chairman and a Director of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics and vaccines. Mr. Zakrzewski recently served as the Chief Operating Officer of Reliant Pharmaceuticals, a specialty pharmaceutical company focused on cardiovascular drugs from 2005 through the first half of 2007. From 1988 to 2004, Mr. Zakrzewski served in a variety of executive level capacities at Eli Lilly & Company including R&D, manufacturing, finance and business development. His most recent position was Vice President, Corporate Business Development, where he had global responsibility for all business development activities on a global basis. Mr. Zakrzewski received a BS in Chemical Engineering in 1986, an MS in Biochemical Engineering from Drexel University in 1988, and received an MBA in Finance in 1992 from Indiana University. In addition to his role on the Xcellerex Board of Directors, Mr. Zakrzewski also serves on the Boards of Insulet Corporation and Rapid Micro, is Chairman of the Boards of Directors of Amarin Corp, Promedior Inc, and Zelos Therapeutics.

Mr. Thomas Lynch joined Amarin in January 2000 as Chairman of the Board.  Between 1993 and 2004, Mr. Lynch was with Elan Corporation plc where he held a number of positions including Chief Financial Officer and Executive Vice Chairman.  Mr. Lynch spear-headed Elan’s transition from a drug delivery technology provider to a fully integrated pharmaceutical company, through a number of acquisitions, including Athena Neurosciences, Inc.  The Athena acquisition brought Elan its programs in multiple sclerosis, autoimmune diseases and Alzheimer’s disease.  Mr. Lynch was also a founder of the specialty pharmaceutical company, Warner Chilcott plc.  Mr. Lynch is and has been a board member of a number of biotechnology and healthcare companies.  Mr. Lynch resigned as Chairman on January 1, 2010 but continues to serve as a non-executive director.

&lt/R&gt

Dr. Joseph Anderson joined Amarin as a Non-Executive Director in October 2009.  Dr. Anderson is a Partner at Abingworth LLP, an international investment group dedicated to the life sciences and healthcare sectors.  He leads private investments in public companies in the U.S. and Europe and manages open-market portfolios of small-cap public equities.  He has more than 20 years experience as a Fund Manager and Analyst in the pharmaceutical and bioscience sectors.  Dr. Anderson was previously at First State Investments in London, part of the Commonwealth Bank of Australia, where he was Head of Global Healthcare Equities and Portfolio Manager.  Prior to this, he was Pharmaceuticals Analyst at investment bank, Dresdner Kleinwort Benson.  From 1990–98, Dr. Anderson established and was Head of the Strategy Unit at the Wellcome Trust, one of the world’s largest medical foundations.  Dr. Anderson is currently a Director of Algeta ASA, a publicly quoted oncology company developing radiopharmaceuticals and a Director of Abingworth BioEquities, an offshore investment fund.  He has a PhD in Biochemistry.

Dr. Lars Ekman joined Amarin as a non-executive director in November 2008.  He has more than 24 years experience in the pharmaceutical industry.  He was formerly Executive Vice President and President of Global Research and Development at Elan Corporation plc, where he is currently a director and chairs the Science and Technology Committee.  Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG and was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer.  Dr. Ekman also sits on the Board of Directors of ARYx Therapeutics Inc., InterMune Inc., and Cebix.  Dr. Ekman is a board certified surgeon with a Ph.D in experimental biology and has held several clinical and academic positions in both the United States and Europe.  He obtained his Ph.D and M.D. from the University of Gothenburg, Sweden.

Carl L. Gordon, Ph. D., CFA, joined Amarin as a non-executive director in May 2008.  Dr. Gordon is a founding General Partner and Co-Head of Private Equity of OrbiMed Advisors LLC.  Dr. Gordon is active in both private equity and small-capitalization public equity investments.  He was a senior biotechnology analyst at Mehta and Isaly from 1995 to 1997.  He was a Fellow at The Rockefeller University from 1993 to 1995.  Dr. Gordon received a Ph.D. in Molecular Biology from the Massachusetts Institute of Technology.  His doctoral work involved studies of protein folding and assembly.  He received a Bachelor’s degree from Harvard College.

James I. Healy, M.D., Ph.D., joined Amarin as a non-executive director in May 2008.  Dr. Healy joined Sofinnova Ventures as a General Partner in 2000.  Dr. Healy was a founding investor and board member of Cellective (acquired by MedImmune), CoTherix (acquired by Actelion), Novacea, and Intermune.  He also serves on the boards of directors of several private companies.  In the pharmaceutical industry Dr. Healy held positions at Bayer Pharmaceuticals (Miles) and ISTA Pharmaceuticals prior to its initial public offering.  He began his private equity career at Sanderling Ventures.  Dr. Healy earned B.A.s in Molecular Biology and Scandinavian Studies from the University of California at Berkeley, where he graduated with Distinction in General Scholarship, Honors, and received a Departmental Citation.  He received his M.D. from Stanford University’s School of Medicine through the Medical Scientist Training Program, and earned his Ph.D. in Immunology from Stanford University, where he was a Beckman Scholar and received a bursary award from the Novartis Foundation.  Dr. Healy teaches a course on entrepreneurship at Stanford University, and is an active member of the BIO-NVCA Working Group.

Dr. Manus Rogan joined Amarin as a Non-Executive Director in October 2009. Dr. Rogan is a Co-founder and Managing Partner at Fountain Healthcare Partners.  He began his career in product development at GlaxoSmithkline in the UK.  He completed an MBA at Trinity College Dublin in 1996 and joined Elan Corporation’s business development group shortly thereafter.  For four years he was responsible for licensing Elan’s products and drug delivery technologies in Europe and Japan.  In 2001, Dr. Rogan joined Elan’s corporate VC group in the U.S. where he was involved in the sourcing, screening and management of investments in private and public biotechnology companies.  In his seven years at Elan, Dr. Rogan concluded over twenty five investment and technology licensing transactions involving companies in the U.S., Europe and Japan. He has a PhD in chemistry.

Dr. Declan Doogan joined us on April 10, 2007 as Head, Research and Development.  Prior to joining us, Dr. Doogan was Senior Vice President and Head of Worldwide Development at Pfizer Global Research & Devel-

opment.  In recent years, he held a number of senior positions in Pfizer in the US and the UK.  Dr. Doogan joined Pfizer in 1982, where he led the Zoloft clinical development program.  He held positions in the UK and in Japan, where he was initially Medical Director and later head of the company’s development organization.  Dr. Doogan holds Visiting Professorships at Harvard, Glasgow and Kitasato University in Japan.  In addition, Dr. Doogan holds a number of non-executive directorships in the US and the U.K.  Dr. Doogan received his medical degree from Glasgow University in 1975.  He is a Fellow of the Royal College of Physicians of Glasgow and the Faculty of Pharmaceutical Medicine in the U.K.

Mr. John Thero joined Amarin in November 2009 as Chief Financial Officer.  Mr. Thero has more than 20 years of senior financial and operational management experience including over 15 years supporting the growth of life science companies.  Previously, Mr. Thero was Chief Financial Officer at ViaCell, Inc., where he helped guide the company to its successful sale, and Abiomed, Inc., during its transition from a development-stage company into a commercial entity.  Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant.

&ltR&gt
Mr. Tom Maher was appointed General Counsel and Company Secretary in February 2006, having commenced working with the Group on a part-time basis in July 2005.  Mr. Maher was previously a partner at Matheson Ormsby Prentice Solicitors, Dublin.  Prior to Matheson Ormsby Prentice, Mr. Maher worked at Elan Corporation plc where he held the position of Vice President of Legal Affairs.  Mr. Maher commenced his legal career at A&L Goodbody Solicitors, Dublin.  He holds a law degree from Trinity College Dublin and is an Irish qualified solicitor.  On December 10, 2009, Amarin entered into a Compromise Agreement with Tom Maher pursuant to which Mr. Maher's employment by the Company will terminate on January 29, 2010.  Unitl such time, Mr. Maher's title will be Interim General Counsel and Company Secretary.

Dr. Paresh Soni joined Amarin in September 2008 as Senior VP and Head of Development. Dr. Soni joined Amarin from Pfizer where he held a number of leadership roles in Pfizer Global Research and Development in both experimental medicine and late stage development. Dr. Soni, a board-certified internist and gastroenterologist, completed his medical and specialist training at the University of Natal in South Africa before completing a research fellowship at the Division of Hepatology, Royal Free Hospital School of Medicine, London, where he also completed a PhD. Dr. Soni is a member of the American Gastroenterology Association (AGA) and American Association for the Study of Liver Diseases (AASLD). At Amarin, he has responsibility for clinical and non-clinical development functions.

&lt/R&gt

Mr. Conor Dalton was appointed Vice-President, Finance in May 2005.  Prior to joining Amarin, Mr. Dalton spent approximately eight years with Elan Corporation, most recently as Director of Finance.  Mr. Dalton is a fellow of the Association of Chartered Certified Accountants.

There is no family relationship between any director or executive officer and any other director or executive officer.

Compensation

&ltR&gt

Directors who are not employees receive £25,000 ($46,000) per annum for service on the board of directors save for the Chairman of the Board, who receives £40,000 ($74,000), Chairman of the audit committee who receives £40,000 ($74,000), Chairman of the remuneration committee, who receives £40,000 ($74,000) and Lead Independent Director who receives an additional £20,000 ($37,000) and such options to acquire Ordinary Shares for their service as non-executive members of the board of directors as the remuneration committee of the board of directors may from time to time determine.

For the year ended December 31, 2009, all of our directors and senior management as a group received total compensation of $2,287,000 and in addition, directors and senior management were issued options to purchase a total of 4,150,000 Ordinary Shares during such period.  See “— Share Ownership” below for the specific terms of the options held by each director and officer.

&lt/R&gt

With the exception of Mr. Lynch, Mr. Cooke and Dr. Doogan, there are no sums set aside or accrued by us for pension, retirement or similar benefits for directors.  We do make contributions to certain of our employees’ and officers’ pensions during the term of their employment with us.

&ltR&gt

Compensation payable and benefits granted to our directors during the year ended December 31, 2009 are detailed below:

&lt/R&gt

Directors’ detailed emoluments

&ltR&gt

Name	Salary/fees $000	Bonus $000	Benefits in kind $000	Pension contributions $000	Total $000
T G Lynch-Consulting(1)	418	—	14	49	481
T G Lynch-Directors Fees	63				63
A Russell-Roberts(3)	63	—	—	—	63
John Climax(3)	39	—	—	—	39
B. Mason(3)	102	—	—	—	102
James Healy	39				39
Carl Gordon	39				39
Lars Ekman	39				39
Joseph Anderson(2)	8				8
Manus Rogan(2)	8				8

	818		14	49	881

	Senior Management				1,406
	Total emoluments incl. Senior Management				2,287

Benefits in kind include medical and life insurance.

(1)	Fees in respect of a Consultancy Agreement with Mr. Lynch. See “Item 7B—Related Party Transactions” of the 2008 Annual Report.

(2)	Appointed directors on October 19, 2009.

(3)	Resigned as directors on October 19, 2009.

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The Amarin Corporation plc 2002 Stock Option Plan

The Amarin Corporation plc 2002 Stock Option Plan came into effect on January 1, 2002.  The term of the plan is ten years, and no award shall be granted under the plan after January 1, 2012.

&ltR&gt

The plan is administered by the remuneration committee of our board of directors.  A maximum of 800,000 Ordinary Shares may be issued under the plan.  This limit was increased to 898,643 Ordinary Shares by the remuneration committee of the Group on December 6, 2006, pursuant to section 4(c) of the Plan to prevent dilution of the potential benefits available under the Plan as a result of certain discounted share issues.  This limit was further increased to 1,200,000 Ordinary Shares at an Extraordinary General Meeting held on January 25, 2007.  This limit was further increased to 1,800,000 Ordinary Shares at an Annual General Meeting held on July 19, 2007.  This limit was further increased to 4,000,000 Ordinary Shares at an Annual General Meeting held on July 31, 2008.  This limit was further increased to 10,000,000 at an Annual General Meeting held on December 21, 2009.  Directors, employees, officers, consultants and independent contractors are eligible persons under the plan.  The remuneration committee may grant options to eligible persons.  In determining which eligible persons may receive an award of options and become participants in the plan, as well as the terms of any option award, the remuneration committee may take into account the nature of the services rendered to us by the eligible persons, their present and potential contributions to our success or such other factors as the remuneration committee, at its discretion, shall deem relevant.

&lt/R&gt

Two forms of options may be granted under the plan: incentive stock options and non-qualified stock options.  Incentive stock options are options intended to meet the requirements of Section 422 of the U.S. Internal Revenue Code of 1986, as amended.  Non-qualified stock options are options which are not intended to be incentive stock options.

As a condition to the grant of an option award, we and the recipient shall execute an award agreement containing such restrictions, terms and conditions, if any, as the remuneration committee may require.  Option awards are to be granted under the plan for no cash consideration or for such minimal cash consideration as may be required by law.  The exercise price of options granted under the plan shall be determined by the remuneration committee; however the plan provides that the exercise price shall not be less than 100% of the fair market value, as defined under the plan, of an Ordinary Share on the date that the option is granted.  The consideration to be paid for the shares under option shall be paid at the time that the shares are issued.  The term of each option shall end ten years following the date on which it was granted.  The remuneration committee may decide from time to time whether options granted under the plan may be exercised in whole or in part.

No option granted under the plan may be exercised until it has vested.  The remuneration committee will specify the vesting schedule for each option when it is granted.  Up to January 30, 2009, if no vesting schedule was specified with respect to a particular option, then the vesting schedule set out in the plan applied so that 33% of the total number of Ordinary Shares granted under the option vested on the first anniversary of the date that the option was granted, a further 33% vested on the second anniversary and the remaining 34% vested on the third anniversary.

On January 30, 2009 the plan was amended so that 25% of the total number of Ordinary Shares granted under an option shall vest on the first anniversary of the date that the option was granted, a further 25% shall vest on the second, third and fourth anniversaries.  This amendment applies to all option grants after February 1, 2009.

If a participant’s continuous status as an employee or consultant, as defined under the plan, is terminated for cause then his or her options shall expire immediately.  If such status is terminated due to death or permanent disability and if options held by the participant have vested and are exercisable, they shall remain exercisable for twelve months following the date of the participant’s death or disability. If such status is terminated for any reason other than for cause, death or permanent disability and if options held by the participant have vested and are exercisable, they shall remain exercisable for twelve months following the date of the participant's termination.

No option award, nor any right under an option award, may be transferred by a participant other than by will or by the laws of descent as specifically set out in the plan.  Participants do not have any rights as a shareholder of record in us with respect to the Ordinary Shares issuable on the exercise of their options until a certificate representing such Ordinary Shares registered in the participant’s name has been delivered to the participant.

The plan is governed by the laws of England.

Board Practices

No director has a service contract providing for benefits upon the termination of service or employment.

&ltR&gt

Our articles of association stipulate that the minimum number of directors shall be two and the maximum number shall be fifteen.  At December 31, 2009 we had six directors.  Directors may be elected by the shareholders at a general meeting or appointed by the board of directors.  If a director is appointed by the board of directors, that director must stand for election at our subsequent annual general meeting.  At each annual general meeting, one-third of our directors must retire and either stand, or not stand, for re-election.  In determining which directors shall retire and stand, or not stand, for re-election, first, we include any director who chooses to retire and not face re-

election and second, we choose the directors who have served as directors for the longest period of time since their last election.

&lt/R&gt

On May 16, 2008, Drs. Doogan, Kukes, Walsh and Lachman, Prof. Hall and Messrs. Cooke and Groom resigned from the board of directors.  On the same date Drs. James I. Healy, Carl Gordon, Eric Aguiar and Srinivas Akkaraju were appointed to the board.  On November 3, 2008 Dr. Lars Ekman was appointed to the board.  On June 1 and May 15, 2009, Drs. Aguiar and Akkaraju resigned from the board of directors respectively.  On October 16, 2009, Mr. Anthony Russell-Roberts and Drs. John Climax and William Mason resigned from the board of directors.  On October 16, 2009, Drs. Joseph Anderson and Manus Rogan were appointed to the board.

&ltR&gt

At the annual general meeting in 2008, Drs. James I. Healy, Srinivas Akkaraju, Eric Aguiar and Carl Gordon stood for election and Drs. Climax and Mason retired by rotation.  Each director was re-elected.  Mr. Lynch and Drs. Healy, Anderson, Rogan and Ekman retired and stood for re-election at the annual general meeting in 2009.  Each director was re-elected.  See — “Directors and Senior Management” above for details of when each of our directors joined our board of directors.

&lt/R&gt

Audit Committee

The audit committee of the board of directors generally comprises at least three of our non-executive directors and meets, as required, to review the scope of the audit and audit procedures, the format and content of the audited financial statements and the accounting principles applied in preparing the financial statements.  The audit committee also reviews proposed changes in accounting policies, recommendations from the auditors regarding improving internal controls and the adequacy of resources within the accounting function.

&ltR&gt

As of January 26, 2010, the audit committee comprised the following directors:

&lt/R&gt

•	Dr. Lars Ekman (appointed November 2, 2009); and

•	Dr. Manus Rogan (appointed November 2, 2009).

The Company has notified Nasdaq that it is availing itself of the limited exemption provided under Nasdaq Rule 5605(c)(4)(B) permitting the audit committee to have two members.  The Company is fully committed to appointing the third qualified independent director to serve on the audit committee as soon as practicable.

Remuneration Committee

The remuneration committee of the board of directors comprises at least three of our non-executive directors.  The remuneration committee’s primary responsibility is to approve the level of remuneration for executive directors and key employees.  It may also grant options under our share option schemes and must approve any service contracts for executive directors and key employees.  Non-executive directors’ remuneration is determined by the full board of directors.

As of January 26, 2010, the remuneration committee comprised the following directors:

•	Dr. James I. Healy (appointed May 27, 2008);

•	Dr. Manus Rogan (appointed November 2, 2009); and

•	Dr. Joseph Anderson (appointed November 2, 2009).

Nominations Committee

&ltR&gt

As of January 26, 2010, the nominations committee comprised the following directors:

&lt/R&gt

•	Dr. James I. Healy (appointed May 27, 2008);

•	Dr. Carl Gordon (appointed May 27, 2008); and

•	Dr. Joseph Anderson (appointed November 2, 2009).

Lead Independent Director

None.

Employees

Information regarding the Company’s employees is disclosed under Item 6.D of the 2008 Annual Report, which is incorporated by reference herein.

Share Ownership

&ltR&gt

The beneficial ownership of Ordinary Shares by, and options granted to, our directors or officers, including their spouses and children under eighteen years of age, as of January 26, 2010 are presented in the table below.  See also “— Compensation — the Amarin Corporation plc 2002 Stock Option and the Amarin Long Term Incentive Plan”.

Director/Officer	Note	Options/Warrants Outstanding to Acquire Number of Ordinary Shares	Date of Grant (dd/mm/yy)	Exercise Price per Ordinary Share	Ordinary Shares or ADS Equivalents Beneficially Owned	Percentage of Outstanding Share Capital(a)
J. Anderson	1 & 9	8,500,000	16/10/09	$1.50	17,000,000	17.2%
J. Healy	2 & 9	3,500,000	16/10/09	$1.50	10,586,958	10.7%
C. Gordon	3 & 9	3,500,000	16/10/09	$1.50	10,260,872	10.4%
M. Rogan	4 & 9	2,500,000	16/10/09	$1.50	5,217,391	5.3%
T.G. Lynch	5	20,792	21/12/05	$14.30	1,350,683	1.4%
	6	1,248	01/06/07	$7.20
	7	30,303	06/12/07	$1.17
	8	138,888	31/07/09	$1.00
	9	138,888	16/10/09	$1.50
	10	500,000	16/10/09	$1.50
W. Mason	12	1,500	06/11/02	$31.00	—	—
	12&16	2,500	21/07/04	$8.40
	12&16	2,000	11/01/06	$13.50
	12&13	2,000	08/12/06	$4.40
	20	40,000	16/10/09	$1.64
A. Russell-Roberts	12	1,000	07/04/00	$30.00	235	—
	12	1,000	19/02/01	$61.20
	12	1,500	23/01/02	$176.50
	12	1,500	06/11/02	$31.00
	12	2,500	21/07/04	$8.40
	12	2,000	11/01/06	$13.50
	12&13	2,000	08/12/06	$4.40
	20	50,000	16/10/09	$1.64
J. Climax	7	22,698	21/12/05	$14.30	3,687,977	3.7%
	12	2,000	27/01/06	$27.20
	12	2,000	20/03/06	$32.60
	12&13	2,000	08/12/06	$4.40
	17	3,327	01/06/07	$7.20
	18	136,363	06/12/07	$2.99
	20	20,000	16/10/09	$1.64

J. Zakrzewski	11	1,170,000	21/12/09	$1.35	—	—
A. Cooke	19	37,500	07/07/04	$8.50	27,021	—
	19	20,000	10/06/05	$13.00
	5	1,559	21/12/05	$14.30
	19	20,000	16/01/06	$19.50
	19&13	67,500	08/12/06	$4.40
	19	400,000	20/05/08	$2.60	—	—
	10	247,050	16/10/09	$1.50
J. Thero	12	900,000	21/12/09	$1.35	—	—
D. Doogan	12	65,000	09/04/07	$4.40	—	—
	12	400,000	20/05/08	$2.60	—	—
	11	1,170,000	21/12/09	$1.35	—	—
T. Maher	12	32,500	02/12/05	$11.60	1,980	—
	14	693	21/12/05	$14.30
	12&13	35,000	08/12/06	$4.40
	12	15,000	02/08/07	$4.40
	12	15,000	28/08/07	$4.60
	12	280,000	20/05/08	$2.60	—	—
	10	156,955	10/12/09	$1.50
C. Dalton	12	10,000	28/06/05	$10.90	—	—
	12	5,000	12/01/06	$15.30	—	—
	12&13	20,000	08/12/06	$4.40	—	—
	12	50,000	20/05/08	$2.60	—	—
P. Soni	12	100,000	01/09/08	$1.43	—	—
	11	800,000	21/12/09	$1.35

&lt/R&gt

Notes:

(1)
These shares and warrants have been issued to Abingworth Bioventures V L.P., Abingworth Bioventures V Co-Invest Growth Equity Fund LP and Abingworth Bioequities Master Fund Limited, the management company of which Dr. Joseph Anderson is a Partner.  Dr. Joseph Anderson is also a non-executive director of Amarin.

(2)
These shares and warrants have been issued to Sofinnova Venture Partners VII, L.P., the management company of which Dr. James I. Healy is a Managing General Partner.  Dr. James I. Healy is also a non-executive director of Amarin.

(3)
These shares and warrants have been issued to Caduceus Private Investments III, LP and OrbiMed Associates III, LP, of whom Dr. Carl L. Gordon is a General Partner.  Dr. Carl L. Gordon is also a non-executive director of Amarin.

(4)	These shares and warrants have been issued to Fountain Healthcare Partners Fund, of whom Dr. Manus Rogan is a Managing Partner. Dr. Manus Rogan is also a non-executive director of Amarin.

(5)
These warrants were issued to all investors in the December 2005 private placement including directors and are exercisable at anytime after 180 days from the grant date.  The warrants were issued to Amarin Investment Holding Limited which is an entity controlled by our Chairman, Mr. Thomas Lynch.  If our trading market price is equal to or above $102, as adjusted for any stock splits, stock combinations, stock dividends and other similar events, for each of any twenty consecutive trading days, then the Group at any time thereafter shall have the right, but not the obligation, on 20 days’ prior written notice to the holder, to cancel any unexercised portion of this warrant for which a notice of exercise has not yet been delivered prior to the cancellation date.

(6)
These warrants were issued to all investors in the June 2007 registered direct offering including directors and are exercisable immediately from the grant date.  The warrants were issued to Amarin Investment Holding Limited which is an entity controlled by our Chairman, Mr. Thomas Lynch.

(7)
These warrants were issued to all investors in the December 2007 registered direct offering including directors and are exercisable immediately from the grant date.  The warrants were issued to Amarin Investment Holding Limited which is an entity controlled by our Chairman, Mr. Thomas Lynch.  There is a price adjustment clause in the December 2007 warrant agreement which provides that if, at any time prior to December 6, 2009, the Company issues Ordinary Shares, securities convertible into ADSs or Ordinary Shares, warrants to purchase ADSs or Ordinary Shares, or options to purchase any of the foregoing to a third party (other than any Exempt Issuance) at a price that is less than, or converts at a price that is less than $3.66 (such lesser price, the “Down-round Price”), then the Exercise Price shall be adjusted to equal 130% of the Down round Price.  On May 16, 2008, Amarin raised gross proceeds of $30,000,000 in a private placement of equity at a share price of $2.30 per Ordinary Share.  As $2.30 is below the Down-round Price, the initial warrant exercise price has been adjusted from $4.80 to $2.99.  On October 16, 2009, $3.6 million convertible bridge notes converted at $0.90 per share.  These warrants have therefore been re-priced again, to $1.17 per share.

(8)	These warrants were issued to all investors in the June 2009 convertible bridge loan including directors and are exercisable immediately from the grant date.

(9)	These warrants were issued to all investors who participated in the October 2009 private placement of equity including directors and are exercisable immediately from the grant date.

(10)	These warrants were issued during the fourth quarter of 2009 and are exercisable immediately from the date of issuance.

(11)
These options are exercisable as to one quarter on each of the first, second, third and fourth anniversaries of the date of grant and remain exercisable for a period ended on the tenth anniversary of the date of grant.

(12)
These options are exercisable as to one third on each of the first, second and third anniversaries of the date of grant and remain exercisable for a period ended on the tenth anniversary of the date of grant.

(13)	The exercise price of all options granted between December 8, 2006 and April 11, 2007 were amended to $4.40.

(14)
These warrants were issued to all investors in the December 2005 private placement including directors and are exercisable at anytime after 180 days from the grant date.  If our trading market price is equal to or above $102, as adjusted for any stock splits, stock combinations, stock dividends and other similar events, for each of any twenty consecutive trading days, then the Group at any time thereafter shall have the right, but not the obligation, on 20 days’ prior written notice to the holder, to cancel any unexercised portion of this warrant for which a notice of exercise has not yet been delivered prior to the cancellation date.

(15)	These options are exercisable immediately from the date of grant and remain exercisable for a period ended on the tenth anniversary of the date of grant.

(16)	These options were issued to Vision Resources Limited, a company wholly owned by Dr. Mason.

(17)
These warrants were issued to all investors in the June 2007 registered direct offering including directors and are exercisable immediately from the grant date. These warrants were issued to Sunninghill Limited which is an entity controlled by one of our non-executive directors Dr. John Climax

(18)
These warrants were issued to all investors in the December 2007 registered direct offering including directors and are exercisable immediately from the grant date. These warrants were issued to Sunninghill Limited which is an entity controlled by one of our non-executive directors Dr. John Climax. There is a price adjustment clause in the December 2007 warrant agreement which provides that if, at any time prior to De-

cember 6, 2009, the Company issues Ordinary Shares, securities convertible into ADSs or Ordinary Shares, warrants to purchase ADSs or Ordinary Shares, or options to purchase any of the foregoing to a third party (other than any Exempt Issuance) at a price that is less than, or converts at a price that is less than $3.66 (such lesser price, the “Down-round Price”), then the Exercise Price shall be adjusted to equal 130% of the Down round Price. On May 16, 2008, Amarin raised gross proceeds of $30,000,000 in the first tranche of a private placement of equity at a share price of $2.30 per Ordinary Share. As $2.30 is below the Down-round Price, the initial warrant exercise price has been adjusted from $4.80 to $2.99. In connection with the 2009 Private Placement, $3.6 million convertible bridge notes converted at $0.90 per share. These warrants have therefore been re-priced again, to $1.17 per share.

(19)	These options are fully vested and exercisable until October 31, 2010.

(20)	These options are fully exercisable from October 16, 2009 and expire on June 30, 2011.

&ltR&gt

(a)	This information is based on 98,801,982 Ordinary Shares outstanding as of January 26, 2010.

&lt/R&gt

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Information regarding the Company’s major shareholders is disclosed under Item 7.A of the 2008 Annual Report, which is incorporated by reference herein.

Related Party Transactions

Information regarding the Company’s related party transactions is disclosed under Item 7.B of the 2008 Annual Report, which is incorporated by reference herein.

Interests of Experts and Counsel

None.

FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

Our consolidated financial statements and other financial information on pages F-1 to F-69 of our Annual Report on Form 20-F for the year ended December 31, 2008 are incorporated by reference herein.

Our unaudited interim financial statements and other financial information for the six months ended June 30, 2009 on Form 6-K filed with the Commission on December 14, 2009 are incorporated by reference herein.

Significant Changes

October 2009 Private Placement

On October 13, 2009, Amarin announced it had entered into definitive agreements with several existing and new institutional and accredited investors for a private placement of units for $70 million, consisting of $66.4 million in cash proceeds and $3.6 million from the conversion of convertible bridge notes.  On the closing of the 2009 Private Placement, in consideration for the $66.4 million received in cash, Amarin issued 66.4 million units.  Each unit had a purchase price of $1.00 and consisted of one American Depositary Share (“ADS”) and a warrant to purchase 0.50 of an ADS.  The warrants have a five year term and an exercise price of $1.50 per ADS.  In consideration for the conversion of $3.6 million of convertible bridge notes, Amarin issued 4.0 million units.  In accordance with the terms of the conversion of the bridge notes, each unit had a purchase price of $0.90 and consisted of one ADS and a warrant to purchase 0.50 of an ADS.  The warrants also have a five year term and an exercise price of $1.50 per ADS.

Repayment and Conversion of Debt and Warrant Issuance

On July 31, 2009, the Company issued warrants to purchase 3,111,105 shares with an exercise price of $1.00.  These warrants were issued to the holders of the convertible bridge loan notes in consideration for their participation in the Bridge Financing.  They are in addition to the warrants that were issued on conversion of the convertible bridge loan notes described above.

On October 16, 2009, in connection with the 2009 Private Placement, the holders of $3.6 million convertible bridge loan notes converted their principal into units and the accrued interest was repaid in cash and the holders of the remaining $1.9 million in convertible bridge loan notes elected to have their principal and accrued interest repaid in cash.

The convertible bridge loan notes had been issued in June and August 2009.  In May 2009, Amarin announced that it entered into definitive agreements for a private placement of convertible bridge loan notes (“Initial Bridge Financing”) in the amount of $2.6 million with certain existing investors in the Company, including a number of current directors of the Company.  In July 2009, $0.1 million of the Bridge Financing was repaid.  In August 2009, the date of maturity on the convertible loans was extended to September 30, 2009.  In August 2009, Amarin announced that it had entered into definitive agreements for a private placement of additional convertible bridge loan notes (“Additional Bridge Financing”) in the amount of $3.0 million with certain existing investors in the Company, including a number of current directors of the Company.  The Initial Bridge Financing and Additional Bridge Financing consisted of convertible notes and warrants.  The aggregate convertible notes were in the principal amount of $5.5 million, were to mature on September 30, 2009 and were to pay interest at the rate of 8% per annum.  In September 2009, the date of maturity was extended to October 16, 2009.

Cancellation of 2008 Financing Option and Conversion of Preference Shares

Coincident with the consummation of the 2009 Private Placement, the funding option associated with the second tranche of the May 2008 Financing and the preemptive, registration and board seat rights provided by the Securities Purchase Agreement, dated May 13, 2008, entered into in connection with the May 2008 Financing, were cancelled and the eight preference shares granted to certain of the 2008 investors were converted into eight Ordinary Shares in Amarin.

Re-pricing of Previously Issued Warrants

During December 2007, in a registered direct offering, 1,043,704 warrants were issued to the participants in the offering.  The warrants were issued at an exercise price of $4.80 and are exercisable from December 4, 2007 to December 3, 2012.  Pursuant to the warrant agreement, if at any time prior to December 6, 2009, the Company issues Ordinary Shares, securities convertible into ADSs or Ordinary Shares, warrants to purchase ADSs or Ordinary Shares or options to purchase any of the foregoing to a third party (other than any Exempt Issuance) at a price that is less than, or converts at a price that is less than, $3.66 (such lesser price, the “Down-round Price”), then the Exercise Price shall be adjusted to equal 130% of the Down-round Price.  On May 14, 2008, we announced a private placement of Ordinary Shares for $30.0 million at $2.30 per share.  The exercise price of the warrants was therefore adjusted to $2.99 per share from their original exercise price of $4.80 per share.  On October 16, 2009, $3.6 million of convertible bridge loan notes converted at $0.90 per share.  The exercise price of the warrants was therefore adjusted again to $1.17 per share.

Changes in Directors, Officers and Board Committees

On May 15, 2009, Dr. Srinivas Akkaraju resigned from his position as a non-executive director.  Dr. Akkaraju recently joined New Leaf Venture Partners.  Dr. Akkaraju was previously at Panorama Capital, an investor in the May 2008 Financing.

On June 1, 2009, Dr. Eric Aguiar resigned from his position as a non-executive director.  Dr. Aguiar is currently a partner at Thomas, McNerney & Partners LP, an investor in the May 2008 Financing.

Since the closing of the 2009 Private Placement, Mr. Alan Cooke, President, Chief Operating Officer and Chief Financial Officer, has stepped down from his position and has been be replaced by John F. Thero as Chief Financial Officer.

&ltR&gt

Since the closing of the 2009 Private Placement, Mr. Thomas Lynch, Chairman and previously Chief Executive Officer of Amarin, has stepped down as Chief Executive Officer and Chairman.  Dr. Declan Doogan, Head of Research and Development, has assumed the role of Interim Chief Executive Officer.   On October 12, 2009, the Company entered into a letter agreement with Dr. Doogan regarding his appointment as Interim Chief Executive Officer, pursuant to which the Company agreed to grant 1,170,000 share options to him on or before January 1, 2010.  These share options were granted on December 21, 2009.  On January 1, 2010, Mr. Joe Zakrzewski was appointed Executive Chairman and joined the Board.

On October 16, 2009, as a result of the 2009 Private Placement described above, certain investors were entitled to join Amarin’s board of directors.  On October 16, 2009, Dr.  Manus Rogan of Fountain Healthcare Partners and Dr. Joseph Anderson of Abingworth LLP joined the board.  On the same date Mr. Anthony Russell-Roberts and Drs.  John Climax and William Mason resigned from their positions as non-executive directors.

&lt/R&gt

On October 16, 2009, Dr. William Mason and Mr. Anthony Russell-Roberts resigned from the Company’s audit committee and remuneration committee and Dr. Carl Gordon resigned from the Company’s remuneration committee.  On November 2, 2009, Dr. Lars Ekman and Dr. Manus Rogan were appointed to the Company’s audit committee, Dr. James I. Healy, Dr. Manus Rogan and Dr. Joseph Anderson were appointed to the Company’s remuneration committee and Dr. James I. Healy, Dr. Carl Gordon and Dr. Joseph Anderson were appointed to the Company’s nominations committee.

&ltR&gt

On November 6, Amarin announced the appointment of John F. Thero as the Company’s Chief Financial Officer.  Pursuant to his employment agreement, Mr. Thero will be entitled to receive compensation including a base salary of $275,000 per annum. On December 21, 2009, the Company issued Mr. Thero employee options to purchase 900,000 shares in Amarin at an exercise price of $1.35.  The options will vest and become exercisable in four equal annual installments beginning in the first anniversary of the date of grant.

On December 2, 2009, Amarin announced that Joseph S. Zakrzewski would join the Company’s Board of Directors as Executive Chairman effective January 1, 2010.  Effective upon Mr. Zakrzewski joining the Board of Directors as Executive Chairman on January 1, 2010, Mr. Lynch stepped down as Chairman but will continue to serve as a member of Amarin’s Board of Directors.  On December 21, 2009, the Company issued to Mr. Zakrzewski, employee options to purchase 1,170,000 shares in Amarin at an exercise price of $1.35. The options will vest in four equal annual installments commencing January 1, 2010.  Prior to becoming the Executive Chairman, the Company had also agreed to pay Mr. Zakrzewski $37,500 per calendar quarter.

On December 10, 2009, Amarin entered into a Compromise Agreement with Tom Maher pursuant to which Mr. Maher’s employment by the Company will terminate on January 31, 2010.  Until such time, Mr. Maher’s title will be Interim General Counsel and Company Secretary.  Under the terms of the Compromise Agreement, Mr. Maher will be entitled to receive severance of €273,498 and all unvested options to purchase Ordinary Shares held by Mr. Maher will become vested and such options, as well as any other vested options held by him, will expire, unless otherwise exercised, on June 30, 2011.  The Company issued warrants, exercisable until October 16, 2014 to purchase 156,955 Ordinary Shares, to Mr. Maher on December 10, 2009.

&lt/R&gt

Amendment to Ester acquisition agreement

In August 2009, as part of the amendment and waiver agreement described below (“amendment agreement”), Amarin issued 1,315,789 shares to the former shareholders of Ester Neurosciences Limited (“Ester”).  In June 2009, Amarin amended the Ester acquisition agreement entered into in December 2007 (“original agreement”) with the former shareholders of Ester.  The amendment agreement, which reflects Amarin’s intention to seek a partner for EN101, provides for the release of Amarin from all research and development diligence obligations contained in the original agreement, with all remaining contingent payment obligations payable under the original agreement to be made from income received from potential partners.  If Amarin fails to secure a partnering arrangement within a period of 21 months from the date of the amended agreement (which period can be extended to 27/30 months) Amarin can either reassume its research and development diligence obligations contained in the original agreement (this option expires at the 27 month extension), or at the request of Medica (the seller’s representative) transfer its rights in the share capital of Ester to Medica in full for no consideration.  The agreement also extinguished in full the Company’s obligation to pay the milestone Ia consideration.

Divestiture of rights to Lorazepam

On July 22, 2009, Amarin announced that it had executed an agreement for the disposal of its rights in a novel, nasal lorazepam formulation for emergency seizures to Elan Drug Technologies for an upfront payment of $0.7 million.  Amarin had previously announced in 2008 that following the repositioning of the Group to focus on cardiovascular disease, all of our central nervous system programs, including nasal lorazepam, would be partnered or divested.

Medpace engaged for contract research services

On October 19, 2009, Amarin executed an agreement with Medpace, Inc., a leading Contract Research Organization with expertise in conducting clinical trials in cardiovascular and metabolic disease, to engage their services in the execution of our phase III clinical trials with AMR101 in patients with very high triglyceride levels (the AMR101 MARINE Study) and mixed dyslipidemia.  The phase III AMR101 MARINE Study will be a multi-center, placebo-controlled, randomized, double-blind, 12-week study to evaluate the efficacy and safety of 2 grams and 4 grams of AMR101 in patients with fasting triglyceride levels of ≥500 mg/dL.  The phase III mixed dyslipidemia trial will be a multi-center, placebo-controlled, randomized, double-blind, 12-week study to evaluate the efficacy and safety of 2 grams and 4 grams of AMR101 in patients with high triglyceride levels of ≥200 mg/dL and <500 mg/dL who are on statin therapy.  This trial is aimed at potentially broadening the label for AMR101 to position it as “best-in-class” in the prescription Omega-3 market in the U.S as well as to show its potential as an effective combination therapy with established statin therapies.

Huntington’s Disease

On December 2, 2009, Amarin announced while the safety profile of AMR101 for Huntington’s disease remains very encouraging, feedback from European regulatory authorities indicates that additional study of AMR101 is required to establish efficacy of this product candidate in treating the motor symptoms of Huntington’s disease.  As a result, Amarin has elected to voluntarily withdraw its previously announced European marketing application for AMR101 relating to an Orphan Medicinal Product indication for a subset of Huntington’s disease patients.  Pursuant to this voluntary withdrawal, Amarin will intentionally concentrate its resources on cardiovascular disease, initially directed at regulatory approval and commercial launch of AMR101 in the United States as quickly as possible.

Intangible Asset Impairment

&ltR&gt

Subsequent to the October 2009 financings and subsequent board changes, in December 2009 Amarin announced its heightened strategic and operating focus on cardiovascular disease and its cessation of research and de-

velopment of product candidates in the field of central nervous system disorders. Furthermore, the Company has undertaken an effort to out-license its EN101 intangible asset.  The Company now considers the value of its EN101 intangible assets to be impaired. The Company is in discussions with various companies that have expressed an interest in acquiring rights to the EN101 intangible asset.  As of January 26, 2010, the Company has not received any acceptable offers.  Unless such expressions of interest advance into at least one binding offer on terms which are acceptable to the Company, the Company plans a non-cash write down of the value of this intangible asset.  This write down will occur in the second half of 2009 and is likely to represent a write down of all, or substantially all, of the prior carrying value of this intangible asset.  This write down will increase net loss and reduce net assets of Amarin by the amount of the impairment.

&lt/R&gt

Capitalization

The following table sets forth, on an IFRS basis, our capitalization as of December 31, 2008 on an actual basis and as adjusted to give effect to the 2009 Private Placement as if the 2009 Private Placement occurred on December 31, 2008.  This table should be read in conjunction with our consolidated financial statements for the three years ended December 31, 2008 set forth in our 2008 Annual Report. For a recent capitalization table of the Company dated as of June 30, 2009, see “Key Information — Capitalization and Indebtedness.”

As at June 30, 2009 we held approximately $1.64 million of cash and receivables balances.

	Actual $’000	Pro forma $’000 (1)	Pro forma $’000 (2)
Shareholders’ equity:
Ordinary Share capital	25,928	84,243	113,402
Treasury shares	(217)	(217)	(217)
Capital redemption reserve	27,633	27,633	27,633
Share premium account	152,864	161,231	184,375
Profit and loss account — (deficit)	(220,326)	(220,326)	(220,326)
Other reserves (share based payments, warrants, etc.)	28,142	28,142	28,142
Total shareholders’ equity	14,024	80,706	133,009
Total capitalization	14,024	80,706	133,009

Note to capitalization table — Non-adjusting event after reporting period

&ltR&gt
Subsequent to the October 2009 financings and subsequent board changes, in December 2009 Amarin announced its heightened strategic and operating focus on cardiovascular disease and its cessation of research and development of product candidates in the field of central nervous system disorders. Furthermore, the Company has undertaken an effort to out-license its EN101 intangible asset.  The Company now considers the value of its EN101 intangible assets to be impaired. The Company is in discussions with various companies that have expressed an interest in acquiring rights to the EN101 intangible asset.  As of January 26, 2010, the Company has not received any acceptable offers.  Unless such expressions of interest advance into at least one binding offer on terms which are acceptable to the Company, the Company plans a non-cash write down of the value of this intangible asset.  This write down will occur in the second half of 2009 and is likely to represent a write down of all, or substantially all, of the prior carrying value of this intangible asset.  This write down will increase net loss and reduce net assets of Amarin by the amount of the impairment.

&lt/R&gt

(1)	On an as-adjusted basis to give effect for the sale of shares (only) in connection with the 2009 Private Placement.

(2)	On an as-adjusted basis to give effect for the sale of shares and 50% warrant coverage in connection with the 2009 Private Placement.

The above table does not reflect the following:

•
On the issuance of convertible loan notes of $5.6 million, the holders of the convertible loan notes received Bridge Warrants, having a five year duration and exercisable for an amount of Ordinary Shares equal to 50% of the Ordinary Shares into which such lender’s bridge loan note was convertible, at an exercise price equal to the per share price paid by the investors in the 2009 Private Placement.

•
In August 2009, Amarin issued 1,315,789 Ordinary Shares with a nominal value of $1,046,000 to the former shareholders of Ester Neurosciences.  These shares were issued as part of the Amendment & Waiver Agreement between Amarin and the former shareholders of Ester Neurosciences entered into in May 2009.

•
In September 2009, Amarin issued 39,473 Ordinary Shares with a nominal value of $33,000 to ProSeed Capital Holdings CVA.  These shares were issued as part of a collaboration agreement between Amarin and ProSeed Capital Holdings CVA entered into in January 2008.

•
In the period January 1, 2009 to October 12, 2009, we issued 338,500 share options with an average exercise price of $0.99.  182,836 share options with an average exercise price of $16.28 lapsed or were forfeited in the same period.

•
At closing of the 2009 Private Placement, the non-executive directors Dr. John Climax, Dr. Bill Mason and Mr. Anthony Russell Roberts resigned as directors. Such directors were each granted 5,000 stock options per year of service which vested in full on closing.

•
Since the 2009 Private Placement, the Company has issued to certain executives of Amarin the Executive Warrants, having substantially the same terms as the 2009 Warrants, to purchase an aggregate amount of 904,005 Ordinary Shares.

&ltR&gt

•
On December 21, 2009, the Company issued to each of Dr. Declan Doogan and Dr. Joseph Zakrzewski 1,170,000 share options, to Mr. John Thero 900,000 share options and to Mr. Paresh Soni 800,000 share options, in each case at an exercise price of $1.35.

•	During December 2009, the Company issued to Tom Maher warrants, having substantially the same terms as the 2009 Warrants, to purchase 156,955 Ordinary Shares.

&lt/R&gt

THE OFFER AND LISTING

Offer and Listing Details

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the Nasdaq Capital Market.  These prices do not include retail mark-ups, markdowns, or commissions but give effect to a change in the number of Ordinary Shares represented by each ADS, implemented in January 2008.  Historical data in the table has been restated to take into account this change.

&ltR&gt

	US$ High*	US$ Low*
Fiscal Year Ended
December 31, 2005	34.00	10.60
December 31, 2006	37.40	12.70
December 31, 2007	37.80	2.30
December 31, 2008	3.59	0.60
December 31, 2009	0.52	1.95

Fiscal Year Ended December 31, 2008
First Quarter	3.59	1.81
Second Quarter	3.07	1.89
Third Quarter	2.05	0.86
Fourth Quarter	1.00	0.60
Fiscal Year Ending December 31, 2009
First Quarter	0.80	0.52
Second Quarter	1.95	0.62
Third Quarter	1.51	1.15
Fourth Quarter	1.20	1.68
Month Ended
July 2009	1.37	1.19
August 2009	1.39	1.15
September 2009	1.51	1.21
October 2009	1.68	1.40
November 2009	1.45	1.20
December 2009	1.60	1.24

&lt/R&gt
*	Share price information has been adjusted for the one-for-ten stock consolidation which became effective on January 18, 2008.

&lt/R&gt

On January 25, 2010, the closing price of our ADSs as reported on the Nasdaq Capital Market was U.S. $1.48 per ADS.

Plan of Distribution

We are registering the Ordinary Shares on behalf of the selling shareholders.  As used in this prospectus, selling shareholders includes transferees, donees, pledgees and other successors in interest selling Ordinary Shares or ADSs received from a selling shareholder after the date of this prospectus.  The selling shareholders will receive all of the net proceeds from the sale of Ordinary Shares or ADSs under this prospectus.  We will bear all costs, expenses and fees incurred by us in connection with the registration of the Ordinary Shares offered by this prospectus.  The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of Ordinary Shares or ADSs, as well as any fees and disbursements of counsel to the selling shareholders.  Selling shareholders may effect sales of Ordinary Shares or ADSs from time to time in one or more types of negotiated transactions or otherwise at fixed prices, prevailing market prices, at varying prices determined at the time of sale or at negotiated prices as the selling shareholders determine.  Alternatively, the selling shareholders may from time to time effect sales of ADSs representing Ordinary Shares in one or more types of transactions on the Nasdaq Capital Market, which may include block transactions, in the over-the-counter market, through options transactions relating to the ADSs, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Selling shareholders also may resell all or a portion of their Ordinary Shares or ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria, and conform to the requirements, of such rule.  Any of the transactions described above may or may not involve brokers or dealers.  To the Company’s knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Ordinary Shares or ADSs by the selling shareholders.

The selling shareholders may effect transactions by selling Ordinary Shares or ADSs directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of Ordinary Shares or ADSs for whom such broker-dealers may act as agents or to whom they sell as principal, or both.  Compensation as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholders and any broker-dealers that act in connection with the sale of Ordinary Shares or ADSs might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Ordinary Shares or ADSs sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act.  A selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in a transaction involving the sale of the Ordinary Shares or ADSs against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders have agreed not to take any action that would constitute a violation of U.S. federal or state or foreign securities laws, including Regulation M under the Exchange Act.  Regulation M generally provides that, during an offering by selling shareholders, such shareholders may not bid for, purchase, or attempt to induce any person to bid for or purchase, the securities being offered.

Upon a selling shareholder notifying us that he, she or it has entered into any material arrangement with a broker-dealer for the sale of Ordinary Shares or ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of Ordinary Shares or ADSs involved, (iii) the price at which such Ordinary Shares or ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

Markets

Information regarding the Company’s trading market for its securities is disclosed under Item 9.C of the 2008 Annual Report, which is incorporated by reference herein.

Selling Shareholders

Pursuant to a Securities Purchase Agreement, dated as of December 16, 2005, among the Company and the purchasers party thereto, the Company issued warrants (the “2005 Warrants”) to purchase Ordinary Shares to certain of the selling shareholders listed below.

Pursuant to the May 2008 Financing, Amarin issued Ordinary Shares and eight preference shares (which were converted into eight Ordinary Shares in connection with the 2009 Private Placement) to certain of the selling shareholders listed below.

Pursuant to the Initial Bridge Financing and Additional Bridge Financing, Amarin issued Bridge Warrants to purchase Ordinary Shares to certain of the selling shareholders listed below.

On October 16, 2009, pursuant to the 2009 Private Placement, the Company issued Ordinary Shares and 2009 Warrants to purchase Ordinary Shares to certain of the selling shareholders listed below.  Since the 2009 Private Placement, the Company has issued to certain executives of Amarin, listed below as selling shareholders, the Executive Warrants, having substantially the same terms as the 2009 Warrants, to purchase Ordinary Shares.

In the aggregate, selling shareholders are offering up to 119,512,556 Ordinary Shares, each represented by one ADS, in connection with this offering.

The following table sets forth certain information provided to us by the selling shareholders regarding the Ordinary Shares beneficially owned by such selling shareholders as of January 26, 2010, and as adjusted to reflect the sale of the Ordinary Shares offered by the selling shareholders under this prospectus.  The selling shareholders may sell all, some or none of their Ordinary Shares in this offering.  This table assumes that all Ordinary Shares being offered under this prospectus are sold in the offering.  The first and second columns reflect the number of Ordinary Shares owned by each selling shareholder.  The third column reflects the aggregate number of Ordinary Shares being offered by the selling shareholders.  To our knowledge, each of the selling shareholders has sole investment power and sole voting power, except where joint ownership is indicated.  Except as set forth below, none of the selling shareholders holds or has held within the past three years any position or office with us.  To our knowledge, except as set forth below, none of the selling shareholders has or has had within the past three years any material relationships with us.

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants)	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering
Caduceus Private Investments III, LP(2)(4)(5) c/o OrbiMed Advisors, LLC 767 Third Avenue 30th Floor New York, NY 10017	13,631,051	13.33%	13,631,051	0	0%
OrbiMed Associates III, LP(2)(4)(5) c/o OrbiMed Advisors, LLC 767 Third Avenue 30th Floor New York, NY 10017	129,821	0.13%	129,821	0	0%
Sofinnova Venture Partners VII, L.P.(2)(4)(5) c/o Sofinnova Management VII, L.L.C. 850 Oak Grove Avenue Menlo Park, CA 94025	14,086,958	13.77%	14,086,958	0	0%
Longitude Venture Partners, L.P.(2)(4)(5) c/o Longitude Capital Partners, LLC 800 El Camino Real Ste 220 Menlo Park, CA 94025	6,233,797	6.20%	6,233,797	0	0%

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering
Longitude Capital Associates, L.P.(2)(4)(5) c/o Longitude Capital Partners, LLC 800 El Camino Real Ste 220 Menlo Park, CA 94025	103,161	0.10%	103,161	0	0%
Fountain Healthcare Partners Fund I, L.P.(2)(4)(5) c/o Fountain Healthcare Partners Ltd. Guild House, 4th Floor Guild Street, IFSC Dublin 1, Ireland	7,717,391	7.62%	7,717,391	0	0%
Stichting Depositary APG(4) Developed Markets Equity Pool PO Box 75283 1070 AG Amsterdam The Netherlands	10,875,000	10.62%	10,875,000	0	0%
Abingworth Bioventures V L.P.(4)(5) c/o Abingworth LLP 38 Jermyn St. London SW1Y 6DN, United Kingdom	11,250,000	10.97%	11,250,000	0	0%
Abingworth Bioventures V Co-Invest Growth Equity Fund LP(4)(5) c/o Abingworth LLP 38 Jermyn St. London SW1Y 6DN United Kingdom	11,250,000	10.97%	11,250,000	0	0%
Abingworth Bioequities Master Fund Limited(4)(5) c/o Abingworth LLP 38 Jermyn St. London SW1Y 6DN United Kingdom	3,000,000	3.01%	3,000,000	0	0%
Biomedical Offshore Value Fund, Ltd.(4) c/o Great Point Partners, LLC 165 Mason Street 3rd Floor Greenwich, CT 06830	3,621,000	3.62%	3,621,000	0	0%
Biomedical Value Fund, L.P.(4) c/o Great Point Partners, LLC 165 Mason Street 3rd Floor Greenwich, CT 06830	7,029,000	6.95%	7,029,000	0	0%

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering
Visium Balanced Master Fund, Ltd. (4) c/o Visium Asset Management 950 Third Avenue 29th Floor New York, NY 10022	3,600,000	3.60%	3,600,000	0	0%
Opus Point Healthcare Innovations Fund, L.P.(4) 787 Seventh Avenue 48th Floor New York, NY 10019	337,500	0.34%	337,500	0	0%
Opus Point Healthcare Value Fund, L.P.(4) 787 Seventh Avenue 48th Floor New York, NY 10019	337,500	0.34%	337,500	0	0%
Opus Point Healthcare (Low Net) Fund, L.P.(4) 787 Seventh Avenue 48th Floor New York, NY 10019	150,000	0.15%	150,000	0	0%
Opus Point Capital Preservation Fund, L.P.(4) 787 Seventh Avenue 48th Floor New York, NY 10019	300,000	0.30%	300,000	0	0%
Capital Ventures International(4) c/o Heights Capital Management 101 California St Suite 3250 San Francisco, CA 94111	1,350,000	1.36%	1,350,000	0	0%
Cummings Bay Capital(4) 96 Cummings Point Road Stamford, CT 06902	255,000	0.26%	255,000	0	0%
Geneve Corp(4) 96 Cummings Point Road Stamford, CT 06902	120,000	0.12%	120,000	0	0%
BioHedge Holdings Limited(4) c/o Investor Company 77 Bloor St. W. 3rd Floor Toronto, Ontario M4Y 2T1	142,014	0.14%	142,014	0	0%
Rosalind Capital Partners, L.P.(4) c/o Investor Company 77 Bloor St. W. 3rd Floor Toronto, Ontario M4Y 2T1	232,986	0.24%	232,986	0	0%

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering

Boxer Capital LLC(4) 445 Marine View Ave 100, Delmar, CA 92104	4,875,000	4.85%	4,875,000	0	0%
RCG PB Ltd.(4) c/o Ramius LLC 599 Lexington Ave. 20th Floor New York, NY 10022	506,250	0.51%	506,250	0	0%
Ramius Enterprise Master Fund Ltd.(4) c/o Ramius LLC 599 Lexington Ave. 20th Floor New York, NY 10022	168,750	0.17%	168,750	0	0%
RA Capital Healthcare Fund, L.P.(4) 800 Boylston Street Suite 1500 Boston, MA 02199	5,061,030	5.04%	5,061,030	0	0%
Blackwell Partners, LLC(4) c/o RA Capital Management, LLC 800 Boylston Street Suite 1500 Boston, MA 02199	638,970	0.65%	638,970	0	0%
David Brabazon(3)(4) 47 Mount Prospect Avenue Clontarf, Dublin 3	665,013	0.67%	665,013	0	0%
David Hurley(3)(4) 8 Killiney Heath, Killiney Co. Dublin	525,620	0.53%	525,620	0	0%
Eunan Maguire(4) 517 S. 2nd Street Philadelphia, PA 19147	271,732	0.27%	271,732	0	0%
Anthony Russell Roberts(4)(6) Wuartier Les Brunes 83340 Le Thoronet France	75,000	0.08%	75,000	0	0%
Sunninghill Limited(2)(3)(4)(7) PO Box 76 Kleinwort Benson House Wests Centre, St. Helier Jersey JE4 8PQ Channel Islands	5,544,436	5.46%	5,544,436	0	0%
Midsummer Ventures, LP(3)(4) c/o Midsummer Advisors, LLC 295 Madison Avenue 38th Floor New York, NY 10017	1,249,998	1.26%	1,249,998	0	0%

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering

Midsummer Investment, Limited(3)(4) c/o Midsummer Advisors, LLC 295 Madison Avenue 38th Floor New York, NY 10017	833,331	0.84%	833,331	0	0%
Amarin Investment Holdings Limited (Thomas G. Lynch) (3)(4)(8) Clarendon House 2 Church Street Hamilton MH11 Bermuda	1,076,345	1.08%	1,076,345	0	0%
Dr. Simon Kukes(2)(3)(4)(9) Samara Nafta Smolensky Blvd. 4 Moscow 119034 Russia	933,620	0.94%	933,620	0	0%
Maximus Lachman(3)(9) 298 Greenway Road Ridgewood, NJ 07450	41,666	0.04%	41,666	0	0%
Samson Lachman(3)(9) 298 Greenway Road Ridgewood, NJ 07450	41,666	0.04%	41,666	0	0%
Michael Walsh(2)(3)(10) 45 Wellington Road Ballsbridge Dublin 4, Ireland	81,105	0.08%	81,105	0	0%
Southpoint Fund LP 623 Fifth Avenue 25th Floor New York, NY 10022	25,251	0.03%	25,251	0	0%
Southpoint Qualified Fund LP 623 Fifth Avenue 25th Floor New York, NY 10022	109,222	0.11%	109,222	0	0%
Southpoint Offshore Operating Fund LP 623 Fifth Avenue 25th Floor New York, NY 10022	125,426	0.13%	125,426	0	0%
Bloxhams (Nominee Account) 2-3 Exchange Place IFSC Dublin 1, Ireland	61,600	0.06%	61,600	0	0%
Fort Mason Partners, L.P. 456 Montgomery Street, 22nd Floor San Francisco, CA 94115	5,276	0.01%	5,276	0	0%

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering

Fort Mason Master, L.P. 456 Montgomery Street, 22nd Floor San Francisco, CA 94115	81,357	0.08%	81,357	0	0%
Biotechnology Value Fund, L.P. 1 Sansome Street 39th Floor San Francisco, CA 94104	28,069	0.03%	28,069	0	0%
Biotechnology Value Fund II, L.P. 1 Sansome Street 39th Floor San Francisco, CA 94104	17,673	0.02%	17,673	0	0%
BVF Investments L.L.C. 1 Sansome Street 39th Floor San Francisco, CA 94104	51,980	0.05%	51,980	0	0%
Investment 10 L.L.C. 1 Sansome Street 39th Floor San Francisco, CA 94104	6,237	0.01%	6,237	0	0%
Domain Public Equity Partners One Palmer Square Suite 515 Princeton, NJ 08542	51,980	0.05%	51,980	0	0%
IIU Nominees Limited IFSC House Custom House Quay Dublin 1 Ireland	24,257	0.02%	24,257	0	0%
Enable Opportunity Partners LP One Ferry Building Suite 255 San Francisco, CA 94111	1,765	0.00%	1,765	0	0%
Enable Growth Partners LP One Ferry Building Suite 255 San Francisco, CA 94111	7,061	0.01%	7,061	0	0%
Lyrical Opportunity Partners ,L.P. 152 W 57th Street 33rd Floor New York, NY 10019	13,861	0.01%	13,861	0	0%
Lyrical Multi-Manager Offshore Fund, Ltd 152 W 57th Street 33rd Floor New York, NY 10019	10,396	0.01%	10,396	0	0%
Lyrical Multi-Manager Fund, L.P 152 W 57th Street 33rd Floor New York, NY 10019	13,861	0.01%	13,861	0	0%

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering

Jeffrey Keswin 152 W 57th Street 33rd Floor New York, NY 10019	25,990	0.03%	25,990	0	0%
Option Opportunities Corp 440 South LaSalle Street Suite 2301 Chicago, IL 60605	10,396	0.01%	10,396	0	0%
Davy Crest Nominees Ltd. Davy House 49 Dawson Street Dublin 1 Ireland	8,750	0.01%	8,750	0	0%
Peter F. Levonowich c/o Petroval 84 Avenue Louis Casai 1216 Cointrin Geneva Switzerland	6,930	0.01%	6,930	0	0%
Seamus Mulligan 18 Ailesbury Road Ballsbridge Dublin 4 Ireland	5,198	0.01%	5,198	0	0%
John Groom Mardleybury Manor Woolmer Green Knebworth Herts SG3 6LU	5,509	0.01%	5,509	0	0%
Jacob Tal PO Box 7269 Reno, NV 89510	3,465	0.00%	3,465	0	0%
Tiarnan O’Mahoney Glen Pines Old Lone Hill Road Enniskerry Co Wicklow Ireland	3,464	0.00%	3,464	0	0%
Mayoran LTD HMYASDIM Ramot Hshvim Israel	2,771	0.00%	2,771	0	0%
Ori Shilo 12 Dufna SA, Tel Aviv 64926 Israel	2,287	0.00%	2,287	0	0%
Shane M. Cooke Kirriemuir Stillorgan Park Dublin Ireland	1,732	0.00%	1,732	0	0%

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants	Percentage of Ordinary Shares Owned Prior to Offering(1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering

Alan Cooke(11) 60 Sandford Road Ranelagh Dublin 6 Ireland	248,609	0.25%	248,609	0	0%
Tom Maher(12) Rear of 66 Tritonville Road Sandymount Dublin 4 Ireland	157,648	0.16%	157,648	0	0%
Nigel Clerkin 18 Lower Beechwood Avenue Dublin 6 Ireland	346	0.00%	346	0	0%
Emer Reynolds 31 Churchfields Milltown Dublin 14 Ireland	346	0.00%	346	0	0%
Kevin Insley 102 St James Court Flatts Smiths FL-04 Bermuda	3,500	0.00%	3,500	0	0%
ProSeed Capital Holdings CVA Vlierbeekberg 107 3090 Overijse Belgium	866	0.00%	866	0	0%
Robert Butler 105 Henry Street Limerick Ireland	17,500	0.01%	17,500	0	0%
Rick Stewart(13) 25 St Georges Road Twickenham London TW1 1QR	866	0.00%	866	0	0%
Dr Anthony Ryan Park Palace, Block B 6 Impasse de la Fountaine Monte Carlo, 98000 Monacoville	28,000	0.03%	28,000	0	0%
Richard Strappe Mount Judkin Cashel, Co. Tipperary Republic of Ireland	1,400	0.00%	1,400	0	0%
Total	119,512,556	117.84%	119,512,556	0	0%

&ltR&gt

(1)	Based on the number of Ordinary Shares outstanding on January 26, 2010, and calculated in accordance with Rule 13d-3 of the Exchange Act.

&lt/R&gt

(2)	An investor in the May 2008 Financing.

(3)	A lender under the Initial Bridge Financing or the Additional Bridge Financing.

(4)
An investor in the 2009 Private Placement.  Pursuant to the 2009 Private Placement, each investor has certain registration rights and rights of first refusal to purchase up to its pro rata share of any offering by the Company of Ordinary Shares or any other class or series of its capital stock.

(5)
In connection with the 2009 Private Placement, the Company entered into a Management Rights Deed of Agreement (the “Management Agreement”) with certain of the investors pursuant to which the Company agreed to cause the board of directors of the Company to nominate for election to the board of directors (i) one director designated by each of (x) Caduceus Private Investments III, LP (and its affiliates, including OrbiMed Associates III, LP), (y) Sofinnova Venture Partners VII, L.P. (and its affiliates) and (z) Fountain Healthcare Partners Fund I, L.P. (and its affiliates), for so long as such party (each a “Lead Investor” and together, the “Lead Investors”) and its affiliates, in the aggregate, beneficially owns a number of Ordinary Shares equal to at least 50% of the Ordinary Shares purchased by it in the 2009 Private Placement, (ii) two independent directors designated by the Lead Investors, for so long as the Lead Investors and their respective affiliates beneficially own in the aggregate a number of Ordinary Shares equal to at least 25% of the outstanding Ordinary Shares of the Company and (iii) a director designated by Abingworth LLP and its affiliates, for so long as Abingworth LLP and its affiliates beneficially own in the aggregate a number of Ordinary Shares equal to at least 5% of the outstanding Ordinary Shares of the Company. Each of the parties to the Management Agreement agreed to vote all Ordinary Shares and ADSs held by such party in favor of the election to the board of directors of the directors designated by the Lead Investors and Abingworth.

(6)	Served as director from April 7, 2000 to October 16, 2009.

(7)	An entity controlled by Dr. John Climax who served as director from March 20, 2006 to October 16, 2009.

(8)	An entity controlled by a director Mr. Thomas Lynch who served as chairman until January 1, 2010.

(9)	Family member of a director who served from January 1, 2005 to May 16, 2008.

(10)	Served as director from January 1, 2005 to May 16, 2008.

(11)	Served as director from May 2004 to May 16, 2008 and chief financial officer from May 2004 to October 31, 2009.

&ltR&gt

(12)
Appointed General Counsel from February 2006.  On December 10, 2009, Amarin entered into a Compromise Agreement with Tom Maher pursuant to which Mr. Maher’s employment by the Company will terminate on January 29, 2010.  Until such time, Mr. Maher’s title will be Interim General Counsel and Company Secretary.

&lt/R&gt

(13)	Served as director from November 23, 1998 to December 19, 2007 and chief executive officer from 2002 to November 19, 2007.

Dilution

The securities registered hereby are Ordinary Shares that, when sold by the selling shareholders, will already be issued and outstanding.  Accordingly, there will be no dilution to the Company’s shareholders from the sale of such Ordinary Shares.

Expenses of the Issue

We will bear all costs, expenses and fees incurred by us in connection with the registration of the Ordinary Shares offered by this prospectus.  The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of Ordinary Shares or ADSs, as well as any fees and disbursements of counsel to the selling shareholders.  The price paid for the Ordinary Shares by the selling shareholders pursuant to the 2009 Private Placement included costs of issuance, such as any stamp duty or stamp duty reserve tax with respect thereto or any other cost incurred by the Company in connection with the issuance of the securities.  Under the terms of the 2009 Warrants, the Company will bear the brokerage commissions and other reasonable expenses associated with a cashless exercise by the holder thereof.

The following table sets forth the estimated expenses paid or payable by us in connection with the May 2008 Financing, the 2009 Private Placement and the offering described in this registration statement.  All amounts are subject to future contingencies other than the SEC registration fee.

	Oct-09 US$	May-08 US$	Total US$
Securities and Exchange Commission Registration Fee	—	1,043	1,043
Placement Fees and Expenses related to the Private Placement	1,344,628	1,880,950	3,225,578
Legal Fees and Expenses	1,278,268	1,045,000	2,323,268
Initial Stamp Duty*	1,050,000	450,000	1,500,000
Miscellaneous	—	316,000	316,000
Total	3,672,896	3,692,993	7,365,889

* Stamp duty reserve tax is imposed upon the conversion of the Ordinary Shares being registered hereunder into ADSs and is payable at a rate of 1.5%.  The stamp duty or stamp duty reserve tax incurred by the Company in connection with the issuance of the securities was included in the price paid for the Ordinary Shares by the selling shareholders pursuant to private placements.

ADDITIONAL INFORMATION

Share Capital

&ltR&gt

Our authorized capital stock consists of 155,914,406 Ordinary Shares, par value £0.50 per share, and 440,855,854 Preference Shares, par value £0.05 per share, of which 98,801,982 Ordinary Shares and no Preference Shares were issued as of January 26, 2010.  Amarin holds 20 Ordinary Shares as treasury stock.  Each outstanding share is fully paid.

On January 1, 2010, Amarin had outstanding 27,046,716 Ordinary Shares and 8 Series A Preference Shares.  Between January 1, 2009 and December 31, 2009, we issued 71,755,258 Ordinary Shares in the transactions described in the following table and eight Series A Preference Shares were converted into eight Ordinary Shares in connection with the 2009 Private Placement.  The following table summarizes the history of our share capital for the last three years, including changes in the number, classes and voting rights thereof.

	Year ended December 31, 2007			Year ended December 31, 2008			Year ended December 31, 2009
	No. of shares	$	’000	No. of shares	$	’000	No. of shares(5)	$	’000
Opening balance	9,068,436		7,990	13,905,737		11,994	27,046,716		21,287
Capital Raising(1)	2,294,635		2,336	13,140,979		12,986	70,400,004		56,857
Issued on Acquisition(2)	2,500,000		2,574	—		—	1,355,262		1,144
Shares issued on Exercise of Warrants(3)	42,000		42	—		—	—		—
Shares issued Exercise of Share Options(4)	666		—	—		—	—		—
Transaction costs incurred	—		(948)	—		(3,693)	—		(3,673)
Closing Balance	13,905,737		11,994	27,046,716		21,287	98,801,982		75,615

&lt/R&gt
(1)
In December, 2007, the Company issued a total of 1,629,086 Ordinary Shares in consideration for $5,376,000 and warrants to purchase 1,043,704 Ordinary Shares with an exercise price of $4.80 per share in a registered direct offering.

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In June, 2007, the Company and an affiliate of a former shareholder, Southridge Capital, entered into an equity line of credit agreement.  A one time fee of $300,000, settled in Ordinary Shares, was paid to Southridge in connection with the agreement.

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In June, 2007, the Company issued a total of 615,633 Ordinary Shares in consideration for $3,700,000 and warrants to purchase 61,559 Ordinary Shares with an exercise price of $7.20 per share in a registered direct offering.

In May 2008, the Company issued 13,043,479 Ordinary Shares and 8 Series A Preference Shares in a private placement of equity in consideration for $30,000,000 to institutional investors and certain current and former directors.

In January 2008, the Company issued 97,500 Ordinary Shares pursuant to an agreement with ProSeed Capital Holdings.

Pursuant to the 2009 Private Placement, the Company issued 70,399,996 Ordinary Shares in consideration for $70,000,000 and warrants to purchase 35,199,996 shares with an exercise price of $1.50 in a private placement and converted eight Series A Preference Shares into eight Ordinary Shares.  Pursuant to a Management Rights Deed of Agreement executed in connection with the 2009 Private Placement, the Company’s Board is obligated to nominate for election to the Board six individuals nominated by the Lead Investors and Abingworth.

(2)	In December 2007, the Company issued a total of 2,500,000 Ordinary Shares in consideration for the acquisition of Ester Neurosciences Limited.

In August 2009, the Company issued 1,315,789 Ordinary Shares pursuant to an Amendment and Waiver Agreement between the Company and the former shareholders of Ester Neurosciences Limited.

In October 2009, the Company issued 39,473 Ordinary Shares pursuant to a collaboration agreement between the Company and ProSeed Capital Holdings CVA.

(3)
In April 2007, the Company issued 42,000 Ordinary Shares due to the exercise of warrants in aggregate for the total consideration of $600,600.  These warrants were issued as part of the financing completed in December 2005

(4)	In the twelve months to December 31, 2007, the Company issued 666 Ordinary Shares due to the exercise of share options in aggregate for a total consideration of $8,000.

(5)
On January 18, 2008, our Ordinary Shares were consolidated on a one-for-ten basis whereby ten Ordinary Shares of £0.05 each became one Ordinary Share of £0.50. Historical information in respect of 2007 has been adjusted to reflect the share consolidation.

For a capitalization table showing our outstanding warrants and options, including the exercise price and expiration dates thereof and the number of Ordinary Shares covered thereby, see “Description of Securities Other than Equity Securities—Warrants and Rights”.

The issuance of the Ordinary Shares registered hereby was authorized by our Board of Directors pursuant to resolutions approving the transactions in which such Ordinary Shares, or the securities exercisable for such Ordinary Shares, were issued.

Memorandum and Articles of Association

Information regarding the Company’s memorandum and articles of association is disclosed under Item 10.B of the 2008 Annual Report, which is incorporated by reference herein.

Material Contracts

Information regarding the Company’s material contracts is disclosed under Item 10.C of the 2008 Annual Report, which is incorporated by reference herein.

Exchange Controls

There are currently no U.K. foreign exchange controls that may affect the export or import of capital, including the availability of cash and cash equivalents for use by the Group, or that affect the remittance of dividends, interest or other payments to non-U.K. resident holders of Ordinary Shares or ADSs.

Taxation

Information regarding certain Irish and U.S. tax considerations with respect to the purchase, ownership and disposition of Ordinary Shares or ADSs is disclosed under Item 10.E of the 2008 Annual Report, which is incorporated by reference herein.

Dividends and Paying Agents

None.

Documents on Display

We file reports and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.  We also provide Citibank N.A., as depositary under the deposit agreement between us, the depositary and registered holders of the American Depositary Receipts evidencing ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with IFRS.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

For more information, see “Where You Can Find More Information” above.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information regarding foreign exchange rate risks and interest rate risks faced by the Company is disclosed under Item 11 of the 2008 Annual Report, which is incorporated by reference herein.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Debt Securities

Not applicable.

Warrants and Rights

The following table summarizes our outstanding warrants and options, including the exercise price and expiration dates thereof and the number of Ordinary Shares covered thereby.

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AMARIN CAPITALIZATION TABLE INFORMATION AS AT JANUARY 26, 2010
	Number of Shares	Exercise Price		Expiration Date
Common Stock
Shares outstanding as at January 26, 2010	98,801,982
Warrants attached to:
December 2005 Private Placement of Equity	846,310	$14.30		21-Dec-10
January 2006 Private Placement of Equity	29,400	$30.60		26-Jan-11
Neurostat Agreement	17,500	$17.90		17-Jan-14
June 2007 Registered Direct Offering of Equity	61,559	$7.20		31-May-12
ProSeed Capital Advisory Agreement	3,000	$6.00		20-Jun-10
Strategic Pharmaceuticals Solutions Consultancy Agreement	1,000	$3.40		28-Nov-12
December 2007 Private Placement of Equity	814,538	$2.99		05-Dec-12
December 2007 Convertible Debt	229,166	$2.99		05-Dec-12
Participation Bridge Warrants	3,111,105	$1.00		31-Jul-14
October 2009 Private Placement(2)	35,199,996	$1.50		16-Oct-14
Executive Warrants(2)	904,005	$1.50		16-Oct-14
Total warrants	41,217,579	$1.75	(1)	n/a
Options	7,797,266	$2.71	(1)	Various
Total Common Stock Equivalent Shares	147,816,827

&lt/R&gt
(1)	Weighted average

(2)
These warrants contain a cashless exercise feature and a provision requiring the Company, in connection with certain acquisition events, to use its best efforts to have the warrants assumed by the acquirer such that the substitute warrant has a Black-Scholes value equivalent to the Black-Scholes value of such warrant (and if, despite such best efforts, the warrants are not so assumed, they will be settled in cash equal to the Black-Scholes value of such warrant).

Other Securities

Not applicable.

American Depositary Shares

Citibank, N.A. acts as the depositary for our American Depositary Shares representing our Ordinary Shares.  Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013.  American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are commonly known as “American Depositary Receipts,” or “ADRs.”  The depositary typically appoints a custodian to safekeep the securities on deposit.  In this case, the custodian is the London office of Citibank, N.A., located at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

We have appointed Citibank as depositary for our ADSs representing Ordinary Shares pursuant to a deposit agreement.  A copy of the deposit agreement (including any amendments) is on file with the SEC under cover of a Registration Statement on Form F-6.  You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please refer to Registration Numbers 333-147660, 333-123653 and 333-5946 when retrieving such copy.  We will appoint Citibank as depositary pursuant to a new deposit agreement if we determine to offer and sell preference shares represented by ADSs, which deposit agreement will be filed with the SEC under cover of a Registration Statement on Form F-6.

We are providing you with a summary description of the material terms of the ADSs representing Ordinary Shares and of the material rights of owners of ADSs representing Ordinary Shares.  We expect that the material terms of any ADSs representing preference shares and the material rights of owners of any ADSs representing preference shares will be similar to the material terms of the ADSs representing Ordinary Shares and the material rights of owners of ADSs representing Ordinary Shares, as provided in the following summary.  A summary description of any differences in such material terms and material rights from the description set forth below will be included in a prospectus supplement.  Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary.  If you intend to hold ADSs, we urge you to review the applicable deposit agreement (including any amendments) in its entirety. Each ADS representing Ordinary Shares represents one Ordinary Share on deposit with the custodian and any ADS representing preference shares will represent one preference share on deposit with the custodian.  An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs.  The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary.  As an ADS holder you appoint the depositary to act on your behalf in certain circumstances.  The deposit agreement and the ADRs are governed by New York law.  However, our obligations to the holders of Ordinary Shares and to the holders of preference shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account.  If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner.  Please consult with your broker or bank to determine what those procedures are.  This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the holder.  When we refer to you, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian.  Your receipt of these distributions may be limited, however, by practical considerations and legal limitations.  Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt of a cash dividend or other cash distribution, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if this can be done on a reasonable basis, in the judgment of the depositary, and if the U.S. dollars are transferable to the United States.  The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.  The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a free distribution of Ordinary Shares or preference shares, the depositary will either distribute to holders new ADSs representing the Ordinary Shares or preference shares deposited with the custodian or modify the ratio of ADSs to Ordinary Shares or preference shares, in which case each ADS you hold will represent rights and interests in the additional Ordinary Shares or preference shares so deposited.  Only whole new ADSs will be distributed.  Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ratio of ADSs to Ordinary Shares or preference shares upon a distribution of Ordinary Shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.  In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Ordinary Shares or preference shares so distributed.

No such distribution of new ADSs will be made if it would violate the U.S. securities laws or other applicable law.  If the depositary does not distribute new ADSs or change the ADS-to-Ordinary Share ratio as described above, it may sell the Ordinary Shares received and distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

In the event that we distribute rights to purchase additional Ordinary Shares or preference shares, the depositary will determine whether it is lawful and feasible to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and feasible to make the rights available to holders of ADSs.  We may be required to provide certain documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction.  You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

The depositary will not distribute the rights to you if:

•	it is not lawful or feasible to distribute the rights;

•	we fail to deliver satisfactory documents to the depositary; or

•	it appears that the rights are about to lapse.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable.  The proceeds of such sale will be distributed to holders as in the case of a cash distribution.  If the depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

If we distribute property other than cash, Ordinary Shares, rights to purchase additional Ordinary Shares, preference shares or rights to purchase additional preference shares and if we provide all of the documentation contemplated in the applicable deposit agreement, the depositary will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.  In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

If in the opinion of the depositary a distribution is not feasible, it will not distribute the property to you and may sell the property with our reasonable approval.  The depositary may deem a distribution not to be feasible if:

•	any amounts are required to be withheld for taxes or governmental charges;

•	any obligations arise under applicable securities laws of exchange control laws; or

•	there is any requirement that distributable securities be registered under the Securities Act or otherwise.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares and Preference Shares

The Ordinary Shares or preference shares held on deposit for your ADSs may change from time to time.  For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Ordinary Shares or preference shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would represent the right to receive the property received or exchanged in respect of the Ordinary Shares or preference shares held on deposit.  The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs.  If the deposi-

tary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares or Preference Shares

The depositary may create ADSs on your behalf if you or your broker deposits Ordinary Shares or preferences shares with the custodian.  The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Ordinary Shares or preference shares to the custodian.  Your ability to deposit Ordinary Shares or preference shares and receive ADSs may be limited by U.S. and UK legal considerations applicable at the time of deposit.  Neither Ordinary Shares nor preference shares will be accepted for deposit until the depositary receives evidence that there has been compliance with English currency exchange regulations.  The depositary will only issue ADSs in whole numbers.

When you make a deposit of Ordinary Shares or preference shares, you will be responsible for transferring good and valid title to the depositary.  As such, you will be deemed to represent and warrant that:

•	the Ordinary Shares or preference shares are validly issued, fully paid and non-assessable;

•	all preemptive rights, if any, with respect to such Ordinary Shares or preference shares have been validly waived or exercised;

•	you are duly authorized to deposit the Ordinary Shares or preference shares, as applicable; and

•	the Ordinary Shares or preference shares presented for deposit have not been stripped of any rights or entitlements.

In addition, unless you are depositing Ordinary Shares or preference shares in exchange for ADSs that are restricted ADSs, you will also be deemed to represent that the Ordinary Shares or preference shares presented for deposit are not restricted securities as defined in the deposit agreement.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Ordinary Shares or preference shares at the custodian’s offices.  Your ability to withdraw the Ordinary Shares or preference shares, as applicable, may be limited by U.S. and U.K. legal considerations applicable at the time of withdrawal.  In order to withdraw the Ordinary Shares or preference shares represented by your ADSs, you will be required to pay the depositary the fees for cancellation of ADSs and any charges and taxes payable in connection with the surrender and withdrawal.  You assume the risk for delivery of all funds and securities upon withdrawal.  Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs.  The withdrawal of the Ordinary Shares or preference shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations.  Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•
temporary delays that may arise because (i) the transfer books for the Ordinary Shares or preference shares, as applicable, or ADSs are closed, or (ii) Ordinary Shares or preference shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges would arise as a result of such withdrawal; or

•	restrictions may be imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs.

Restricted ADSs

Each holder depositing Ordinary Shares that constitute “restricted securities” (as defined in the deposit agreement) with the depositary will receive restricted ADRs evidencing restricted ADSs pursuant to and in accordance with the letter agreement between the depositary and us dated as of March 29, 2006 (the “Restricted ADR Letter Agreement”).  We entered into the Restricted ADR Letter Agreement to, inter alia, establish procedures for (i) the deposit of “restricted securities” with the depositary, (ii) the issuance by the depositary of restricted ADRs representing restricted ADSs related to such restricted securities and (iii) the transfer or exchange of interests in the restricted ADSs, including the certifications and other requirements that will be required to affect such transactions under various circumstances.

Restricted ADRs will be issued in certificated form with a restrictive legend and may only be transferred or exchanged in accordance with the Restricted ADR Letter Agreement.  Except as set forth in the Restricted ADR Letter Agreement and except as required by applicable law, restricted ADRs will have the same rights and obligations and will be treated as ADRs that are not “restricted ADRs” for all other purposes.  Restricted ADRs may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act.

Voting Rights

As a holder of ADSs representing Ordinary Shares, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Ordinary Shares represented by your ADSs.  The voting rights of holders of Ordinary Shares are described under the heading “Description of Ordinary Shares” in our 2008 Annual Report.  Holders of ADSs representing preference shares will generally have the right to instruct the depositary to exercise the voting rights for the preference shares represented by their ADSs.  Holders of any series of preference shares will have voting rights, if any, fixed by our Board of Directors and described in the prospectus supplement relating to such series of preference shares.  Our articles of association and English law provide that the holders of any series of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of such series of preference shares.

The depositary will mail to you any notice of shareholders’ meetings received from us, together with a statement that holders will be entitled to instruct the depositary to exercise the voting rights of the securities represented by ADSs, and information explaining how to give such instructions.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions and the terms of the deposit agreement.

If poll voting is duly demanded and no instructions are received, the depositary will deem the holders to have granted a discretionary proxy to the person designated by us, unless we request otherwise.  However, no discretionary proxy will be deemed granted for any proposition that:

•	involves the solicitation of opposing proxies or other substantial opposition; or

•	authorizes a merger, consolidation or other matter that may materially affect the rights and privileges of holders.

The depositary has agreed to appoint one or more representatives to vote at shareholders’ meetings either on a show of hands or a poll.  In general, proxies may be voted only if a vote on a poll is duly demanded.  See “Description of Ordinary Shares—Voting Rights” of our 2008 Annual Report.  The depositary will not join in demanding a vote on a poll unless instructed by at least two holders of ADSs or holders of ADSs owning at least 10% of the voting interests of all holders having the right to vote at such meeting.  If a poll is not demanded, the depositary shall follow the instructions of a majority in interest of the holders of ADSs who have instructed the depositary to vote.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations, the terms of our memorandum and articles of association, and the terms of the securities on deposit.  We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, under the deposit agreement you will be required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to 5¢ per ADS issued (or portion thereof)
Cancellation/Surrender of ADSs	Up to 5¢ per ADS canceled (or portion thereof)

However, pursuant to a letter agreement we entered into with the depositary as of March 21, 2005, the depositary has agreed to (i) waive the fees indicated above relating to the issuance of ADSs in lieu of an annual maintenance fee payable by us and (ii) reduce the cancellation/surrender fees indicated above to the following fees depending upon the price of the ADSs then-quoted on Nasdaq:

ADS price on Nasdaq	Cancellation/Surrender Fee per ADS
$0.00 - $5.00	1.5¢
$5.01 - $10.00	2.0¢
$10.01 and above	3.0¢

This letter agreement and the fee waivers and reductions contained in the letter agreement may be terminated under certain circumstances by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•
fees for the transfer and registration of Ordinary Shares or preference shares charged by the registrar and transfer agent for the Ordinary Shares or preference shares in England (i.e., upon deposit and withdrawal of Ordinary Shares or preference shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when Ordinary Shares or preference shares are deposited or withdrawn from deposit).

We have agreed to pay certain other charges and expenses of the depositary.  Note that the fees and charges you may be required to pay may vary over time and, as with the letter agreement of March 31, 2005, may be changed by us and by the depositary.  You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the applicable deposit agreement at any time without your consent.  We undertake to give holders three months’ prior notice of any modifications that would prejudice any substantial rights of the holders under the deposit agreement.  We will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

You will be bound by the modifications to the applicable deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective.  The applicable deposit agreement cannot be amended to prevent you from withdrawing the Ordinary Shares or preference shares represented by your ADSs.

We have the right to direct the depositary to terminate the deposit agreement.  Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement.  In either case, the depositary must give notice to the holders at least 30 days before termination.

Upon termination of the applicable deposit agreement, withdrawal of the Ordinary Shares or preference shares and distributions to holders will occur as described below.

•
For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the Ordinary Shares or preference shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those Ordinary Shares or preference shares on the same terms as prior to the termination.  During such six-month period the depositary will continue to collect all distributions received on the Ordinary Shares or preference shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•
After the expiration of such six-month period, the depositary may sell the securities held on deposit.  The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account.  At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office.  You may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other holders in the interest of business matters of our company or relating to the ADSs or the deposit agreement.

The depositary will maintain facilities in New York City to record and process the execution, delivery, registration, transfer and surrender of ADRs.  These facilities may be closed from time to time when deemed expedient by the depositary, or at our request.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you.  Please note the following:

•	we and the depositary are obligated only to use our best judgment and good faith in performing the duties specifically stated in the deposit agreement without negligence or bad faith;

•	the depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith;

•	we and the depositary will not be obligated to appear in, prosecute or defend any lawsuit or other proceeding unless satisfactory indemnity is provided against all expenses and liabilities; and

•
we and the depositary disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any holder of ADRs, or any other person believed by either of us in good faith to be competent to give such advice or information.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of Ordinary Shares or preference shares or release Ordinary Shares or preference shares before receiving ADSs.  These transactions are commonly referred to as “pre-release transactions.”  The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required, the representations required from brokers, etc.  The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs.  We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders.  You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder.  The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf.  However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations.  You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if in its judgment conversion can be made on a reasonable basis.  The depositary will distribute the U.S. dollars in accordance with the terms of the deposit agreement.  You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the depositary determines that the foreign currency is not convertible on a reasonable basis, or if any required approvals are not obtainable or are not obtained within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency for the applicable holders.

FINANCIAL STATEMENTS

Our consolidated financial statements and other financial information on pages F-1 to F-69 of our 2008 Annual Report are incorporated by reference herein.

Our unaudited interim financial statements and other financial information for the six months ended June 30, 2009 on Form 6-K filed with the Commission on December 14, 2009 are incorporated by reference herein.

EXPERTS

The financial statements of Amarin Corporation plc incorporated in this prospectus by reference to the 2008 Annual Report have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical consolidated financial statements for each of the three fiscal years in the period ended December 31, 2008 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited condensed consolidated financial information of Amarin Corporation plc as of and for the six months ended June 30, 2009, for the six months ended June 30, 2008 incorporated by reference in this prospectus, PricewaterhouseCoopers reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated December 14, 2009 incorporated by reference in this prospectus states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedure applied.  PricewaterhouseCoopers is not subject to the liability provision of Section 11 of the Securities Act for their report on the unaudited condensed consolidated financial information because the report is not a “report’’ or a “part’’ of the registration statement prepared or certified by PricewaterhouseCoopers within the meaning of Sections 7 and 11 of the Securities Act.

LEGAL MATTERS

The Company is represented by its U.S. counsel, Cahill Gordon & Reindel llp, with respect to U.S. federal law matters.  The validity of the Ordinary Shares offered hereby has been passed upon by K&L Gates LLP (registered in England).

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated in England and Wales.  A number of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.  We have been advised by our English solicitors that there is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our articles of association and certain provisions of English law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.Indemnification of Directors and Officers

Except as hereinafter set forth, there is no provision of the Company’s Memorandum and Articles of Association or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Article 192 of the Company’s Articles of Association provides:

192
Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Secretary and officer of the Company and every director, secretary and officer of each Associated Company shall be indemnified out of the assets of the Company against:

(a)	any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company other than:

(i)	any liability to the Company or any Associated Company; and

(ii)
any liability incurred by him to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and

(iii)	any liability incurred by him:

(A)	in defending criminal proceedings in which he is convicted;

(B)	in defending any civil proceedings brought by the Company, or an Associated Company in which judgement is given against him;

(C)
in connection with the application made under sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect, sections 144(3) or (4) or section 727 of the 1985 Act) in which the court refuses to grant him relief, where, in any case, the conviction, judgement or refusal of relief (as the case may be) has become final, and

(b)
any other liability incurred by or attaching to him in the actual or purported performance and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

192.1	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him:

(i)	in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an Associated Company; or

(ii)
in connection with an application for relief under the provisions referred to in sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect sections 144(3) or (4) or section 727 of the 1985 Act); and

(b)
do anything to enable him to avoid incurring such expenditure, provided always that any loan made or liability incurred under any transaction connected with anything done pursuant to this Article 192.1 shall be repaid or (as the case may be) discharged in the event of such director being convicted or judgement being given against him in the proceedings or the court refusing to grant him relief on the application and by not later than the date:

(i)	when the conviction becomes final; or

(ii)	the date when the judgement becomes final; or

(iii)	the date when the refusal of relief becomes final.

192.2	Subject to the provisions of, and far as may be permitted by and consistent with, the Statutes, the Company may:

(a)
provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company; and

(b)	do anything to enable him to avoid incurring such expenditure.

192.3
Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every director of any Trustee Company shall be indemnified out of the assets of the Company against any liability incurred in connection with the activities of the Trustee Company as a trustee of any occupational pension scheme of which it is a trustee other than any liability of the kind referred to in section 235(3) of the 2006 Act.  For the purposes of this Article 192.3:

(a)	"Trustee Company" means a company (being the Company or an Associated Company) that is a trustee of an occupational pension scheme; and

(b)	"occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 that is established under a trust.

192.4	For the purposes of Article 192:

(a)	"Associated Company" means a company which is associated with the Company within the meaning of section 256 of the 2006 Act;

(b)	where a director is indemnified against any liability, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto;

(c)	a conviction, judgement, or refusal of relief becomes final if:

(i)	not appealed against, at the end of the period for bringing an appeal; or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(d)	an appeal is disposed of if:

(i)	it is determined and the period for brining any further appeal has ended; or

(ii)	if it is abandoned or otherwise ceases to have effect.

In addition, U.K. companies can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings.

The Company has entered into deeds of indemnification with directors or formers directors including William Hall, Srinivas Akkaraju, Dr. John Climax, James Healy, Dr. Bill Mason, Dr. Simon Kukes, Dr. Michael Walsh, Manus Rogan, Rick Stewart, Eric Aguiar, Carl Gordon, Lars Ekman, Thomas Lynch, Anthony Russell-Roberts and Dr. Joseph Anderson.  The Company has entered into deeds of indemnification with officers, former officers or members of senior management including Conor Dalton, Dr. Declan Doogan, Paul Duffy, John Thero, Alan Cooke, Tom Maher and Paresh Soni.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.Recent Sale of Unregistered Securities

On October 16, 2009, in connection with the 2009 Private Placement, Amarin issued units to several existing and new institutional and accredited investors for an aggregate consideration of $70 million, consisting of $66.4 million in cash proceeds and $3.6 million from the conversion of convertible bridge notes.  On the closing of the 2009 Private Placement, in consideration for the $66.4 million received in cash, Amarin issued 66.4 million units.  Each unit had a purchase price of $1.00 and consisted of one ADS and one 2009 Warrant to purchase 0.50 of an ADS.  The 2009 Warrants have a five year term and an exercise price of $1.50 per ADS.  The holders of $3.6 million convertible bridge loan notes converted their principal into units and the accrued interest was repaid in cash. In accordance with the terms of the conversion of the bridge notes, each unit had a purchase price of $0.90 and consisted of one ADS and one 2009 Warrant.  As a result, the Company issued 3,999,996 Ordinary Shares and 2009 Warrants to purchase 1,999,996 shares with an exercise price of $1.50.  The 2009 Private Placement was exempt under Rule 506 of Regulation D promulgated under the Securities Act.  The proceeds of the offering are to be used to advance Amarin’s cardiovascular disease programs and related overhead costs.  Cowen and Company, LLC and Niki Dilger acted as the placement agent and an advisor, respectively, in the transaction.

At closing of the 2009 Private Placement, the non-executive directors Dr. John Climax, Dr. Bill Mason and Mr. Anthony Russell Roberts resigned as directors. Such directors were each granted 5,000 stock options per year of service which vested in full on closing.  Since the 2009 Private Placement, the Company issued to certain executives of Amarin warrants (the “Executive Warrants”), having substantially the same terms as the 2009 Warrants, to purchase an aggregate amount of 904,005 Ordinary Shares.  In addition, the Company has issued or agreed to issue the options and warrants to certain directors and officers described above in “Financial Information—Significant Changes—Changes in Directors, Officers and Board Committees.” All of such securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and/or Regulation S promulgated thereunder.

In June 2009, Amarin announced that it had amended the Ester Neurosciences Limited (“Ester”) acquisition agreement entered into in December 2007.  The amendments, which reflect Amarin’s intention to seek a partner for EN101, provide for the release of Amarin from research and development diligence obligations contained in the original agreement, with remaining contingent milestones only being payable from fees and milestones received from any future partners.  In connection with the amendment and waiver agreement, Amarin issued 1,355,262 Ordinary Shares.  Such securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Regulation S promulgated thereunder.

In May 2009, Amarin announced that it entered into definitive agreements with certain existing investors in the Company, including a number of directors of the Company, for the Initial Bridge Financing, consisting of convertible bridge loan notes in the amount of $2.6 million.  In July 2009, $0.1 million of the Initial Bridge Financing was repaid.  In August 2009, the date of maturity on the convertible loans was extended to September 30, 2009.  In August 2009, Amarin announced that it had entered into definitive agreements with certain existing investors in the Company, including a number of directors of the Company, for the Additional Bridge Financing, consisting of convertible bridge loan notes in the amount of $3.0 million.

The Initial Bridge Financing and Additional Bridge Financing consist of convertible notes and Bridge Warrants to purchase 3,111,105 shares with an exercise price of $1.00.  The aggregate convertible notes were in the principal amount of $5.5 million, were to mature on September 30, 2009 and pay interest at the rate of 8% per annum.  In September 2009, the date of maturity was extended to October 16, 2009.  The Bridge Warrants are in addition to the 2009 Warrants that were issued on conversion of the convertible bridge loan notes described above.  Such securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and/or Regulation S promulgated thereunder.  The proceeds of the Initial Bridge Financing and Additional Bridge Financing were used for operating expenses of the Company.

On May 16, 2008, pursuant to the May 2008 Financing, Amarin raised gross proceeds of $30,000,000 in a private placement of 13,043,479 Ordinary Shares at a share price of $2.30 per Ordinary Share.  Such securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and/or Regulation S promulgated thereunder.  The proceeds of that offering were used to advance Amarin’s cardiovascular disease programs and other research and development programs of the Company.  Cowen and Company, LLC and Rodman & Renshaw LLC acted as the placement agents in the transaction.

Item 8.Exhibits

Exhibits filed as part of this registration statement:

1.1	Memorandum of Association of the Group(16)

1.2	Articles of Association of the Group(17)

2.1	Deposit Agreement, dated as of March 29, 1993, among the Group, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder(1)

2.2
Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Group, Citibank, N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder(2)

2.3
Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002 among the Group, Citibank N.A., as depositary, and all holders from time to time of the American Depositary Receipts issued thereunder(3)

2.4	Form of Ordinary Share certificate(10)

2.5	Form of American Depositary Receipt evidencing ADSs (25)

2.6	Registration Rights Agreement, dated as of October 21, 1998, by and among Ethical Holdings plc and Monksland Holdings B.V.(10)

2.7	Amendment No. 1 to Registration Rights Agreement and Waiver, dated January 27, 2003, by and among the Group, Elan International Services, Ltd. and Monksland Holdings B.V.(10)

2.8	Second Subscription Agreement, dated as of November 1999, among Ethical Holdings PLC, Monksland Holdings B.V. and Elan Corporation PLC(4)

2.9	Purchase Agreement, dated as of June 16, 2000, by and among the Group and the Purchasers named therein(4)

2.10	Registration Rights Agreement, dated as of November 24, 2000, by and between the Group and Laxdale Limited(5)

2.11
Form of Subscription Agreement, dated as of January 27, 2003 by and among the Group and the Purchasers named therein(10)  (The Group entered into twenty separate Subscription Agreements on January 27, 2003 all substantially similar in form and content to this form of Subscription Agreement.)

2.12
Form of Registration Rights Agreement, dated as of January 27, 2003 between the Group and the Purchasers named therein(10)  (The Group entered into twenty separate Registration Rights Agreements on January 27, 2003 all substantially similar in form and content to this form of Registration Rights Agreement.)

2.13	Securities Purchase Agreement dated as of December 16, 2005 by and among the Group and the purchasers named therein(16)

4.1	Amended and Restated Asset Purchase Agreement dated September 29, 1999 between Elan Pharmaceuticals Inc. and the Group(10)

4.2	Variation Agreement, undated, between Elan Pharmaceuticals Inc. and the Group(10)

4.3	License Agreement, dated November 24, 2000, between the Group and Laxdale Limited(6)

4.4	Option Agreement, dated as of June 18, 2001, between Elan Pharma International Limited and the Group(7)

4.5	Deed of Variation, dated January 27, 2003, between Elan Pharma International Limited and the Group(10)

4.6	Lease, dated August 6, 2001, between the Group and LB Strawberry LLC(7)

4.7	Amended and Restated Distribution Marketing and Option Agreement, dated September 28, 2001, between Elan Pharmaceuticals, Inc. and the Group(8)

4.8	Amended and Restated License and Supply Agreement, dated March 29, 2002, between Eli Lilly and Group(10)†

4.9	Deed of Variation, dated January 27, 2003, between Elan Pharmaceuticals Inc. and the Group(10)

4.10
Stock and Intellectual Property Right Purchase Agreement, dated November 30, 2001, by and among Abriway International S.A., Sergio Lucero, Francisco Stefano, Amarin Technologies S.A., Amarin Pharmaceuticals Company Limited and the Group(7)

4.11	Stock Purchase Agreement, dated November 30, 2001, by and among Abriway International S.A., Beta Pharmaceuticals Corporation and the Group(7)

4.12	Novation Agreement, dated November 30, 2001, by and among Beta Pharmaceuticals Corporation, Amarin Technologies S.A. and the Group(7)

4.13	Loan Agreement, dated September 28, 2001, between Elan Pharma International Limited and the Group(8)

4.14	Deed of Variation, dated July 19, 2003, amending certain provisions of the Loan Agreement between the Group and Elan Pharma International Limited(10)

4.15	Deed of Variation No. 2, dated December 23, 2002, between The Group and Elan Pharma International Limited(10)

4.16	Deed of Variation No. 3, dated January 27, 2003, between the Group and Elan Pharma International Limited(10)

4.17	The Group 2002 Stock Option Plan(17)

4.18	Agreement Letter, dated October 21, 2002, between the Group and Security Research Associates, Inc.(10)

4.19	Agreement, dated January 27, 2003, among the Group, Elan International Services, Ltd. and Monksland Holdings B.V.(10)

4.20
Master Agreement, dated January 27, 2003, between Elan Corporation, plc., Elan Pharma International Limited, Elan International Services, Ltd., Elan Pharmaceuticals, Inc., Monksland Holdings B.V. and the Group(10)

4.21
Form of Warrant Agreement, dated March 19, 2003, between the Group and individuals designated by Security Research Associates, Inc.(10)  (The Group entered into seven separate Warrant Agreements on March 19, 2003 all substantially similar in form and content to this form of Warrant Agreement.)

4.22	Sale and Purchase Agreement, dated March 14, 2003, between F. Hoffmann — La Roche Ltd., Hoffmann — La Roche Inc, and the Group(10)†

4.23
Share Subscription and Purchase Agreement dated October 28, 2003 among the Group, Amarin Pharmaceuticals Company Limited, Watson Pharmaceuticals, Inc. and Lagrummet December NR 911 AB (under name change to WP Holdings AB)(12)

4.24	Asset Purchase Agreement dated February 11, 2004 between the Group, Amarin Pharmaceuticals Company Limited and Valeant Pharmaceuticals International(12)†

4.25	Amendment No. 1 to Asset Purchase Agreement dated February 25, 2004 between the Group, Amarin Pharmaceuticals Company Limited and Valeant Pharmaceuticals International(12)

4.26	Development Agreement dated February 25, 2004 between the Group and Valeant Pharmaceuticals International(12)

4.27
Settlement Agreement dated February 25, 2004 among Elan Corporation plc, Elan Pharma International Limited, Elan International Services, Ltd, Elan Pharmaceuticals, Inc., Monksland Holdings BV and the Group(12)

4.28	Debenture dated August 4, 2003 made by the Group in favor of Elan Corporation plc as Trustee(12)

4.29	Debenture Amendment Agreement dated December 23, 2003 between the Group and Elan Corporation plc as Trustee(12)

4.30	Debenture Amendment Agreement No. 2 dated February 24, 2004 between the Group and Elan Corporation plc as Trustee(12)

4.31	Loan Instrument dated February 25, 2004 executed by Amarin in favor of Elan Pharma International Limited(12)

4.32
Amended and Restated Master Agreement dated August 4, 2003 among Elan Corporation plc, Elan Pharma International Limited, Elan International Services, Ltd, Elan Pharmaceuticals, Inc., Monksland Holdings BV and the Group (11)(12)

4.33	Amended and Restated Option Agreement dated August 4, 2003 between the Group and Elan Pharma International Limited (11)(12)

4.34	Deed of Variation No. 2, dated August 4, 2003, to the Amended and Restated Distribution, Marketing and Option Agreement between Elan Pharmaceuticals, Inc. and the Group(11)(12)

4.35	Deed of Variation No. 4, dated August 4, 2003, to Loan Agreement between the Group and Elan Pharma International Limited (11)(12)

4.36	Amendment Agreement No. 1, dated August 4, 2003, to Amended and Restated Asset Purchase Agreement Among Elan International Services, Ltd., Elan Pharmaceuticals, Inc. and the Group(11)(12)

4.37	Warrant dated February 25, 2004 issued by the Group in favor of the Warrant Holders named therein(12)

4.38	Amendment Agreement dated December 23, 2003, between Elan Corporation plc, Elan Pharma International Limited, Elan Pharmaceuticals, Inc., Monksland Holdings BV and the Group(11)(12)

4.39	Bridging Loan Agreement dated December 23, 2003 between the Group and Elan Pharmaceuticals, Inc.(11)(12)

4.40	Agreement dated December 23, 2003 between the Group and Elan Pharma International Limited, amending the Amended and Restated Option Agreement dated August 4, 2003(11)(12)

4.41
Form of Subscription Agreement, dated as of October 7, 2004 by and among the Group and the Purchasers named therein(13)  (The Group entered into 14 separate Subscription Agreements on October 7, 2004 all substantially similar in form and content to this form of Subscription Agreement.)

4.42
Form of Registration Rights Agreement, dated as of October 7, 2004 between the Group and the Purchasers named therein(13)  (The Group entered into 14 separate Registration Rights Agreements on October 7, 2004 all substantially similar in form and content to this form of Registration Rights Agreement.)

4.43	Share Purchase Agreement dated October 8, 2004 between the Group, Vida Capital Partners Limited and the Vendors named therein relating to the entire issued share capital of Laxdale Limited(13)

4.44	Escrow Agreement dated October 8, 2004 among the Group, Belsay Limited and Simcocks Trust Limited as escrow agent(13)

4.45	Loan Note Redemption Agreement dated October 14, 2004 between Amarin Investment Holding Limited and the Group(13)

4.46	Settlement agreement dated 27 September 2004 between the Group and Valeant Pharmaceuticals International(14)†

4.47	Exclusive License Agreement dated October 8, 2004 between Laxdale and Scarista Limited pursuant to which Scarista has the exclusive right to use certain of Laxdale’s intellectual property(14)†

4.48	Clinical Supply Agreement between Laxdale and Nisshin Flour Milling Co., Limited dated 27th October 1999(14)†

4.49	Loan Note Redemption Agreement dated May, 2005 between Amarin Investment Holding Limited and the Group(14)

4.50	Services Agreement dated June 16, 2005 between Icon Clinical Research Limited and Amarin Neuroscience Limited(15)

4.51	Employment Agreement with Alan Cooke, dated May 12, 2004 and amended September 1, 2005(16)

4.52	Clinical Supply Extension Agreement dated December 13, 2005 to Agreement between Amarin Pharmaceuticals Ireland Limited and Amarin Neuroscience Limited and Nisshin Flour Milling Co.†(17)

4.53
Securities Purchase Agreement dated May 20, 2005 between the Company and the purchasers named therein.  The Company entered into 34 separate Securities Purchase Agreements on May 18, 2005 and in total issued 13,677,110 ordinary shares to management, institutional and accredited investors.  The purchase price was $1.30 per ordinary share(17).

4.54
Securities Purchase Agreement dated January 23, 2006 between the Company and the purchasers named therein.  The Company entered into 2 separate Securities Purchase Agreements on January 23, 2006 and in total issued 840,000 ordinary shares to accredited investors.  The purchase price was $2.50 per ordinary share(17).

4.55
Assignment Agreement dated May 17, 2006 between Amarin Pharmaceuticals Ireland Limited and Dr Anthony Clarke, pursuant to which, Amarin Pharmaceuticals Ireland Limited acquired the global rights to a novel oral formulation of Apomorphine for the treatment of “off” episodes in patients with advanced Parkinson’s disease(17)

4.56	Amendment (Change Order Number 2), dated June 8, 2006 to Services Agreement dated June 16, 2005 between Icon Clinical Research Limited and Amarin Neuroscience Limited(23)

4.57
Securities Purchase Agreement dated October 18, 2006 between the Company and the purchasers named therein.  The Company entered into 32 separate Securities Purchase Agreements on October 18, 2006 and in total issued 8,965,600 ordinary shares to institutional and accredited investors.  The purchase price was $2.09 per ordinary share(17).

4.58
Master Services Agreement dated November 15, 2006 between Amarin Pharmaceuticals Ireland Limited and Icon Clinical Research (U.K.) Limited.  Pursuant to this agreement, Icon Clinical Research (U.K.) Limited agreed to provide due diligence services to Amarin Pharmaceuticals Ireland Limited on ongoing licensing opportunities on an ongoing basis.(17)

4.59
Agreement dated January 18, 2007 between Neurostat Pharmaceuticals Inc. (“Neurostat”), Amarin Pharmaceuticals Ireland Limited, Amarin Corporation plc and Mr. Tim Lynch whereby the Company agreed to pay Neurostat a finder’s fee relating to a potential licensing transaction and similar payments comprising upfront and contingent milestones totaling $565,000 and warrants to purchase 175,000 ordinary shares with an exercise price of $1.79 per ordinary share.(23)

4.60
Lease Agreement dated January 22, 2007 between the Company, Amarin Pharmaceuticals Ireland Limited and Mr. David Colgan, Mr. Philip Monaghan, Mr. Finian McDonnell and Mr. Patrick Ryan.  Pursuant to this agreement, Amarin Pharmaceuticals Ireland Limited took a lease of a premises at The First Floor, Block 2, The Oval, Shelbourne Road, Dublin 4, Ireland(17).

4.61	Amendment (Change Order Number 4), dated February 15, 2007 to Services Agreement dated June 16, 2005 between Icon Clinical Research Limited and Amarin Neuroscience Limited(17)

4.62	Employment Agreement Amendment with Alan Cooke, dated February 21, 2007(17)

4.63	Amendment (Change Order Number 3), dated March 1, 2007 to Services Agreement dated June 16, 2005 between Icon Clinical Research Limited and Amarin Neuroscience Limited(17)

4.64
Development and License Agreement dated March 6, 2007 between Amarin Pharmaceuticals Ireland Limited and Elan Pharma International Limited.  Pursuant to this agreement, Amarin Pharmaceuticals Ireland Limited acquired global rights to a novel nasal lorazepam formulation for the treatment of emergency seizures in epilepsy patients(23)†

4.65
Consultancy Agreement dated March 9, 2007 between Amarin Corporation plc and Dalriada Limited.  Under the Consultancy Agreement, Amarin Corporation plc will pay Dalriada Limited a fee of £240,000 per annum for the provision of the consultancy services.  Dalriada Limited is owned by a family trust, the beneficiaries of which include our Chairman and Chief Executive Officer, Mr. Thomas Lynch, and members of his family(23)

4.66
Form of Securities Purchase Agreement dated June 1, 2007 between Amarin Corporation plc and the Purchasers named therein.  Amarin Corporation plc entered into 11 separate Securities Purchase Agreements on June 1, 2007 all substantially similar in form and content to this Securities Purchase Agreement pursuant to which we issued an aggregate of 6,156,406 ordinary shares to such Purchasers, including management.  The purchase price was $0.60 per ordinary share(23).

4.67
Equity Credit Agreement dated June 1, 2007 between Amarin Corporation plc and Brittany Capital Management.  Pursuant to this agreement, Amarin has an option to draw up to $15,000,000 of funding at any time over a three year period solely at Amarin Corporation plc’s discretion(18)

4.68
Form of Equity Securities Purchase Agreement dated December 4, 2007 between Amarin Corporation plc and the Purchasers named therein.  Amarin Corporation plc entered into 19 separate Equity Securities Pur-

chase Agreements on December 4, 2007 all substantially similar in form and content to this Equity Securities Purchase Agreement pursuant to which we issued an aggregate of 16,290,900 ordinary shares to such Purchasers, including management.  The purchase price was $0.33 per ordinary share(19).

4.69
Form of Debt Securities Purchase Agreement dated December 4, 2007 between Amarin Corporation plc and the Purchasers named therein.  Amarin Corporation plc entered into 2 separate Debt Securities Purchase Agreements on December 4, 2007 both substantially similar in form and content to this Debt Securities Purchase Agreement pursuant to which we issued an aggregate of $2,750,000 of 3 year convertible loan notes to such Purchasers including management.  The conversion price to convert the loan notes into ordinary shares of Amarin Corporation plc is $0.48 per ordinary share(19)

4.70
Stock Purchase Agreement dated December 5, 2007 between Amarin Corporation plc, the selling shareholders of Ester Neurosciences Limited (“Ester”), Ester, and Medica II Management L.P. pursuant to which Amarin Corporation plc acquired the entire issued share capital of Ester.  Pursuant to this agreement, Amarin Corporation plc paid initial consideration of $15,000,000, of which $5,000,000 was paid in cash and $10,000,000 was paid through the issuance of shares of Amarin Corporation plc.  Additional contingent payments, valued at an aggregate of $17,000,000 are payable in the event that certain development-based milestones are successfully completed(21)

4.71
Letter Agreement dated December 6, 2007 between Amarin Corporation plc and the Seller’s Representatives of the selling shareholders of Ester pursuant to which the definition of “Closing Date Average Buyer Stock Price” in the Stock Purchase Agreement dated December 5, 2007 described above was amended(22)

4.72
Senior Indenture dated December 6, 2007 between Amarin Corporation plc and Wilmington Trust Company.  Under this Indenture, Amarin Corporation plc may issue one or more series of senior debt securities from time to time(19).

4.73
First Supplemental Senior Indenture Dated December 6, 2007 between Amarin Corporation plc and Wilmington Trust Company.  Under this Supplemental Senior Indenture, together with the senior debt indenture dated December 6, 2007 described above, Amarin Corporation plc issued its 8% Convertible Debentures due 2010(19).

4.74	Compromise Agreement dated December 19, 2007 between Amarin Corporation plc and Richard Stewart(20)

4.75
Collaboration Agreement dated January 8, 2008 between Amarin Pharmaceuticals Ireland Limited and ProSeed Capital Holdings (“ProSeed”).  Pursuant to this agreement, 975,000 ordinary shares in Amarin Corporation plc were issued in the form of ADSs to ProSeed in respect of fees due for investment banking advice provided to Amarin Corporation plc and Amarin Pharmaceuticals Ireland Limited on the acquisition of Ester(20)†

4.76
Amendment No. 1 to Stock Purchase Agreement dated April 7, 2008 between Amarin Corporation plc and Medica II Management L.P. pursuant to which the definition of “Milestone II Time Limit Date” in the Stock Purchase Agreement dated December 5, 2007 described above was amended(23)

4.77	Employment Agreement dated April 28, 2008 with Dr Declan Doogan(20)

4.78
Form of Equity Securities Purchase Agreement dated May 13, 2008 between Amarin Corporation plc and the Purchasers named therein.  Amarin Corporation plc entered into 9 separate Equity Securities Purchase Agreements on May 13, 2008 all substantially similar in form and content to this Securities Purchase Agreement pursuant to which we issued an aggregate of 12,173,914 Ordinary Shares and 8 Preference Shares to such Purchasers.  The purchase price was $2.30 per Ordinary Share(20)†

4.79	Termination and Separation Agreement and Release Agreement, dated August 7, 2008, between Mr. Paul Duffy and Amarin Corporation plc(23)

4.80	Directors Securities Purchase Agreement dated May 13, 2008, among Sunninghill Ltd, Simon Kukes, Michael Walsh and Amarin Corporation plc(23)

4.81	Change Order for Additional Biostatistics & Medical Writing Work dated June 04, 2008, between Icon Clinical Research Limited and Amarin Neuroscience Limited(23)

4.82	Consultancy Agreement, dated August 16, 2008, between Decisionability Inc and Amarin Neuroscience Limited(23)

4.83	Master Services Agreement, dated August 22, 2008, between Charles River Laboratories Preclinical Services Edinburgh Limited, Amarin Neuroscience Limited and Amarin Pharmaceuticals Ireland Ltd(23)

4.84	Work Order, dated September 3, 2008, between Charles River Laboratories Preclinical Services Edinburgh Limited, Amarin Neuroscience Limited and Amarin Pharmaceuticals Ireland Ltd(23)

4.85	Consultancy Agreement, dated October 10, 2008, between Icon Clinical Research Limited and Amarin Corporation plc(23)

4.86	Supply Agreement, dated February 23, 2009, between Nisshin Pharma Inc and Amarin Pharmaceuticals Ireland Ltd(24)(†)

4.87	Trial A Letter Agreement dated February 24, 2009 between Medpace Inc and Amarin Pharma Inc and Amarin Pharmaceuticals Ireland Ltd(23)

4.88	Amendment and Waiver Agreement, dated May 25, 2009 between Ester Neurosciences Ltd. Medica II Management L.P. and Amarin Corporation plc(24)(†)

4.89
Amendment number 2 to the Letter Agreement for certain initial services for certain initial services for the Ethyl-EPA Hypertriglyceridemia Studies between Medpace Inc and Amarin Pharma Inc and Amarin Pharmaceuticals Ireland Ltd dated February 24, 2009, as amended on 5 May, 2009(23)

4.90	Termination and Assignment Agreement, dated 21 July, 2009 between Elan Pharma International Limited and Amarin Pharmaceuticals Ireland Ltd(23)(†)

4.91
Amendment number 5 to the Letter Agreement for certain initial services for certain initial services for the Ethyl-EPA Hypertriglyceridemia Studies between Medpace Inc and Amarin Pharma Inc and Amarin Pharmaceuticals Ireland Ltd dated 1 December, 2008, as amended on 19 January, 2009, as further amended 30 January 2009, 5 May, 2009 and 3 August, 2009(23)

4.92	Master Services Agreement, dated September 29, 2009, between Medpace Inc and Amarin Pharma Inc and Amarin Pharmaceuticals Ireland Ltd(23)

4.93
Bridge Loan Agreement, dated July 31, 2009 between Sunninghill Ltd, Thomas G. Lynch, Simon Kukes, Michael Walsh, Midsummer Investments Limited, Midsummer Ventures LP, David Hurley, David Brabazon, Pram Lachman and Amarin Corporation plc. as amended by Amendment No.1 dated September 30, 2009(23)

4.94	Securities Purchase Agreement dated October 12, 2009 between Amarin Corporation plc and the Purchasers named therein(23)

4.95	Compromise Agreement dated October 16, 2009 with Alan Cooke(23)

4.96	Warrant agreement for Thomas G. Lynch to subscribe for and purchase 500,000 Ordinary Shares of £0.50 each in Amarin Corporation plc with an exercise price of $1.50(23)

4.97	Amendment Agreement dated October 12, 2009, to the Form of Equity Securities Purchase Agreement dated May 13, 2008 between Amarin Corporation plc and the Purchasers named therein(23)

4.98	Letter of Termination to William Mason dated October 9, 2009(27)

4.99	Letter of Termination to Anthony Russell-Roberts dated October 9, 2009(27)

4.100	Letter of Termination to John Climax dated October 9, 2009(27)

4.101	Letter agreement dated October 12, 2009 with Dr. Declan Doogan(27)

4.102	Letter agreement dated October 12, 2009 with Joseph S. Zakrzewski(27)

4.103	Letter agreement dated October 16, 2009 with Thomas G. Lynch(27)

4.104	Employment Agreement dated November 5, 2009 with John F. Thero(27)

4.105	Amendment No. 1 to Securities Purchase Agreement dated December 2, 2009(27)

4.106	Letter agreement dated December 9, 2009 with Thomas G. Lynch, Alan Cooke and Tom Maher(27)

4.107	Compromise Agreement dated December 10, 2009 with Tom Maher(26)

5.1	Opinion of K&L Gates LLP(27)

8.1	Subsidiaries of the Group(23)

11.1	Code of Ethics(17)

12.1	Certification of Thomas G. Lynch required by Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002(23)

12.2	Certification of Alan Cooke required by Rule 15d–14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002(23)

13.1	Certification of Thomas G. Lynch required by Section 1350 of Chapter 63 of Title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(23)

13.2	Certification of Alan Cooke required by Section 1350 of Chapter 63 of Title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(23)

15.1	Awareness Letter of PricewaterhouseCoopers*

23.1	Consent of PricewaterhouseCoopers*

(1)	Incorporated herein by reference to certain exhibits to the Group’s Registration Statement on Form F–1, File No. 33–58160, filed with the Securities and Exchange Commission on February 11, 1993.

(2)
Incorporated herein by reference to Exhibit (a)(i) to the Group’s Registration Statement on Post–Effective Amendment No. 1 to Form F–6, File No. 333–5946, filed with the Securities and Exchange Commission on October 8, 1998.

(3)	Incorporated herein by reference to Exhibit (a)(ii) to the Group’s Registration Statement on Form F–6, File No. 333–147660, filed with the Securities and Exchange Commission on November 28, 2007.

(4)	Incorporated herein by reference to certain exhibits to the Group’s Annual Report on Form 20–F for the year ended December 31, 1999, filed with the Securities and Exchange Commission on June 30, 2000.

(5)	Incorporated herein by reference to certain exhibits to the Group’s Registration Statement on Form F–3, File No. 333–13200, filed with the Securities and Exchange Commission on February 22, 2001.

(6)	Incorporated herein by reference to certain exhibits to the Group’s Annual Report on Form 20–F for the year ended December 31, 2000, filed with the Securities and Exchange Commission on July 2, 2001.

(7)	Incorporated herein by reference to certain exhibits to the Group’s Annual Report on Form 20–F for the year ended December 31, 2001, filed with the Securities and Exchange Commission on May 9, 2002.

(8)
Incorporated herein by reference to certain exhibits to the Group’s Registration Statement on Pre-Effective Amendment No. 2 to Form F–3, File No. 333–13200, filed with the Securities and Exchange Commission on November 19, 2001.

(9)	Incorporated herein by reference to certain exhibits to the Group’s Registration Statement on form S-8, File No. 333-101775, filed with the Securities and Exchange Commission on December 11, 2002.

(10)
Incorporated herein by reference to certain exhibits to the Group’s Annual Report on Form 20-F for the year ended December 21, 2002, filed with the Securities and Exchange Commission on April 24, 2003.

(11)	These agreements are not longer in effect as a result of superseding agreements entered into by the Group.

(12)
Incorporated herein by reference to certain exhibits to the Group’s Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 31, 2004.

(13)	Incorporated herein by reference to certain exhibits to the Group’s Registration Statement on Form F-3, File No. 333–121421, filed with the Securities and Exchange Commission on December 20, 2004.

(14)	Incorporated herein by reference to certain exhibits to the Group’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the Securities and Exchange Commission on April 1, 2005.

(15)	Incorporated herein by reference to certain exhibits to the Group’s Registration Statement on Form F-3, File No. 333–131479, filed with the Securities and Exchange Commission on February 2, 2006.

(16)
Incorporated by reference herein to certain exhibits in the Group’s Annual Report on Form 20–F for year ended December 31, 2005, filed with the Securities and Exchange Commission on March 30, 2006 as amended on Form 20–F/A filed October 13, 2006.

(17)	Incorporated by reference herein to certain Exhibits in the Group’s Annual Report on Form 20–F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 5, 2007.

(18)	Incorporated by reference herein to certain exhibits in the Group’s Report of Foreign Private Issuer filed on Form 6–K with the Securities and Exchange Commission on June 1, 2007.

(19)	Incorporated by reference herein to certain exhibits in the Group’s Report of Foreign Private Issuer filed on Form 6–K with the Securities and Exchange Commission on December 17, 2007.

(20)
Incorporated by reference herein to certain exhibits in the Group’s Report of Foreign Private Issuer filed on Form 6–K with the Securities and Exchange Commission on December 19, 2007, as amended on Form 20-F/A filed September 24, 2008.

(21)	Incorporated by reference herein to certain exhibits in the Group’s Report of Foreign Private Issuer filed on Form 6–K with the Securities and Exchange Commission on January 28, 2008.

(22)	Incorporated by reference herein to certain exhibits in the Group’s Report of Foreign Private Issuer filed on Form 6–K with the Securities and Exchange Commission on February 1, 2008.

(23)
Incorporated by reference herein to certain Exhibits in the Group’s Annual Report on Form 20–F for the year ended December 31, 2008, filed with the Securities and Exchange Commission on October 22, 2009.

(24)	Incorporated by reference herein to certain Exhibits in Amendment No. 1 to the Group’s 2008 Annual Report on Form 20–F/A, filed with the Securities and Exchange Commission on December 4, 2009.

(25)	Incorporated by reference to Exhibit (a)(i) to the Group’s Registration Statement on Form F-6, File No. 333-147660 filed with the Securities and Exchange Commission on November 28, 2007.

(26)	Incorporated by reference herein to certain exhibits in the Group’s Report of Foreign Private Issuer filed on Form 6–K with the Securities and Exchange Commission on December 14, 2009.

(27)	Incorporated by reference herein to certain exhibits in the Group’s Registration Statement on Form F-1, File No. 333-163704, filed with the Securities and Exchange Commission on December 14, 2009.

* Filed herewith

† Confidential treatment requested (the confidential potions of such exhibits have been omitted and filed separately with the Securities and Exchange Commission).

Item 9.Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by § 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Not withstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

&ltR&gt

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, Ireland, on January 26, 2010.

AMARIN CORPORATION PLC
By: /s/ John F. Thero Name: John F. Thero Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/  John F. Thero
Name:  John F. Thero
Title:    Chief Financial Officer and attorney-in-fact for Dr. Declan Doogan, the Company’s Interim Chief Executive Officer, for Thomas G. Lynch, Dr. Lars Ekman, Dr. Manus Rogan, Dr. Joseph Anderson, Dr. James I Healy, Dr. Carl L. Gordon, each a Director of the Company, and for Donald J. Puglisi, the Company’s Authorized Representative in the United States
Date:    January 26, 2010

&lt/R&gt

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Declan Doogan and John F. Thero, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

&ltR&gt

/s/  Joseph S. Zakrzewski
Name:  Joseph S. Zakrzewski
Title:    Executive Chairman
Date:    January 26, 2010

/s/  Conor Dalton
Name:  Conor Dalton
Title:    Vice President, Finance and Principal Accounting Officer
Date:    January 26, 2010

&lt/R&gt